Exhibit 99(a)(1)

Offer To Purchase Class B Common Shares

October 11, 2006

Offering Liquidity to Fund Opportunity

AmREIT Offer to Purchase Class B Common Shares
When deciding whether to tender your class B common shares, you should rely only on the information contained in this offer to purchase or in documents to which we have referred you. We have not authorized any person to make any recommendation on our behalf as to whether you should elect to tender your class B common shares through the offer or to provide you with different information. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. You should not assume that the information provided in this offer to purchase is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This offer to purchase summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

Summary Term Sheet
The following are answers to some of the questions that you may have about this offer to purchase. You should carefully read (1) this entire offer to purchase and (2) the accompanying letter of transmittal because the information in this summary is not complete. This offer is subject to the terms and conditions of these documents, as they may be amended. We have included in this summary references to other sections in this offering document to help you find a more complete description of these topics.
Question 1: What is the offer?
AmREIT is offering to acquire your class B common shares for a cash price of $9.25 per share. (See Section 1 of The Offer)
Question 2: Why are we making this offer?
The class B common shares are currently convertible into class A shares on a one for one basis. On September 28, 2006, the class A shares closed at $7.30 per share. The class B shares were issued at a price of $9.25. By making this offer, we can allow the class B holders an avenue of liquidity that is superior to the existing conversion price, meets the expectations when the shares were originally issued in July 2002, and allows the Company to simplify the capital structure on its balance sheet and reduce its overall cost of capital. (See Section 3 of The Offer)
Question 3: How do I participate in the offer?
If, after carefully reviewing these materials, you choose to participate in this offer, you must do the following before 5:00 p.m., Eastern Time, on December 10, 2006:
•	Complete and sign the accompanying letter of transmittal; and

•	Deliver the completed and signed letter of transmittal to:
Wells Fargo Bank, N.A.
Shareowner Services
Corporate Actions Department
P.O. Box 64854
St. Paul, Minnesota 55164-0854
(See Section 6 of The Offer)
Question 4: When does the offer end?
This offer to purchase ends at 5:00 p.m., Eastern Time, on December 10, 2006, unless we decide to extend it. (See Section 7 of The Offer)

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Question 5: Who may participate in the offer?
All holders of class B common shares as of October 11, 2006 can participate in the offer.
Question 6: Can I continue to convert my class B common shares for class A common shares during the term of the offer?
Yes, if you prefer to convert your class B common shares for class A common shares rather than participate in the offer, you may do so at any time. If, however, you complete and return a letter of transmittal indicating your consent to participate in the offer, you will no longer be able to convert your class B common shares for class A common shares unless you withdraw your letter of transmittal (See Section 8 of The Offer).
Question 7: If I participate in the offer, do I have to tender all of my class B common shares?
Yes. If you elect to participate, you must tender all your class B common shares. No partial participation will be permitted. (See Section 7 of The Offer)
Question 8: How was the $9.25 purchase price established?
The purchase price represents the value ascribed to the class B common shares as part of the consideration paid by AmREIT in the mergers of AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd., and AAA Net Realty Fund XI, Ltd. (See Section 5 of The Offer)
Question 9: If I elect to participate in the offer, will I continue to receive dividends on my class B common shares?
Yes, you will continue to receive all accrued dividends on your class B common shares through the expiration of the offer. (See Section 5 of The Offer)
Question 10: What happens to my class B common shares if I choose not to participate in the offer?
Participation in this offer to tender is completely voluntary. If you elect not to participate, your class B common shares will remain outstanding. (See Section 6 of The Offer)

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Question 11: Once I submit my letter of transmittal indicating I want to tender my class B common shares, is there anything else I must do to receive the cash payment and when will I receive it?
No, the Paying Agent will send you your cash payment promptly after expiration of the offer and our acceptance of your tender of your class B common shares. (See Section 7 of The Offer)
Question 12: Will I have to pay taxes if I participate in the offer?
The sale of the class B common shares to AmREIT pursuant to this offer will be a taxable transaction and should generally result in a gain for federal income tax purposes and may also be taxable under applicable state, local and other tax laws. It is anticipated that approximately 11% of the consideration received will be considered long term capital gain as a result of a portion of your historical dividend distributions being treated as a return of capital for federal income tax purposes. (See Section 9 of The Offer)
Question 13: Is there any chance that AmREIT will not proceed with the offer?
Yes. The completion of this offer is subject to customary conditions that are described in Section 10 of this offering document. (See Section 10 of The Offer)
Question 14: Can I change my mind and withdraw from this offer?
Yes. You may change your mind after you have submitted a letter of transmittal and withdraw from the offer to purchase at any time before the expiration date. If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. Additionally, if we have not accepted your shares by 5:00 p.m., Eastern time, on December 11, 2006, you may withdraw your class B common shares at any time thereafter. (See Section 8 of The Offer)
Question 15: What if I withdraw my election and then decide again that I want to participate in the offer?
If you have withdrawn your election to participate and then decide again that you would like to participate, you may re-elect to participate by submitting a new completed letter of transmittal before the expiration date. Your new election form must be dated after the date of your previous withdrawal. (See Section 8 of The Offer)

- Summary Term Sheet -
Question 16: Are you making any recommendation as to whether I should tender my class B common shares?
No. You must make your own decision whether or not to participate in this offer to purchase. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See Section 9 of The Offer)
Question 17: Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?
For additional copies of the offer documents and for administrative information, you should contact:
Wells Fargo Bank, N.A.
Shareowner Services
Corporate Actions Department
P.O. Box 64854
St. Paul, Minnesota 55164-0854
Ph: (800) 380-1372
For questions about the offer to purchase, contact:
Mary Trupia
Investor Services Manager
(713) 860-4935
Chad C. Braun
Chief Financial Officer
(713) 860-4924
(See Section 19 of The Offer)

- Risks of the Offer -
Risks of Participating in the Offer
Participating in the offer to purchase involves a number of risks, including those described below. You should carefully consider these risks and carefully review the other sections of this document and the other documents that accompany or are incorporated into this document by reference.
The purchase price offered for the class B common shares in the offer is less than the redemption price.
We are offering to pay you $9.25 per class B common share tendered in this offer. If we were to exercise our right to redeem the class B common shares pursuant to their terms, we would be required to pay a redemption price of $10.18 per share.
The purchase price of $9.25 per share was determined by our board of trust managers without independent advice.
The purchase price payable in this offer was determined by our board of trust managers based on the value assigned to the class B common shares in connection with the mergers of Fund IX, Fund X and Fund XI into AmREIT. The mergers were completed in July 2002 and no independent valuation of the value of the class B common shares has been done since July 2002. As a result, the value of a class B common share may be in excess of the purchase price being offered in the offer to purchase.
You will lose the right to convert your class B common shares for AmREIT’s class A common shares if you tender your class B common shares.
Each class B common share is convertible into one of AmREIT’s class A common shares. The class A common shares are traded on the American Stock Exchange under the symbol “AMY.” If you tender your class B common shares in the offer, they will be purchased by AmREIT and cancelled, thereby eliminating your right to convert them into class A common shares.
You generally will recognize gain or loss upon the receipt of the cash purchase price payable for tendered shares.
The sale of the class B common shares to AmREIT pursuant to this offer will be a taxable transaction and should generally result in a gain for federal income tax purposes and may also be taxable under applicable state, local and other tax laws. It is anticipated that approximately 11% of the consideration received will be considered long term capital gain as a result of a portion of your historical dividend distributions being treated as a return of capital for federal income tax purposes.

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The Offer
1. Introduction
We are offering to acquire all outstanding class B common shares for a cash price per share of $9.25 on the terms and conditions set forth in this offering document. All of the class B common shares that we acquire as a result of this offer will be cancelled.
2. About Your Class B Common Shares
The class B common shares were initially issued by AmREIT as part of the consideration payable to the limited partners of Fund IX, Fund X and Fund XI in connection with the merger of these partnerships into AmREIT in July 2002. The shares were issued at a value of $9.25 per share. Each class B common share receives an annual dividend of 8% of the issue price ($0.74) payable quarterly. The dividend on the class B common shares is cumulative and must be paid before any dividend is payable on AmREIT’s class A common shares. The class B common shares are convertible on a one-for-one basis into class A common shares at any time at the holder’s option. AmREIT can call the class B common shares at any time (as the three-year lock out period has elapsed) at a cash price purchase of $10.18 per share.
3. The Purpose of This Offer
The primary purpose of this offer is to increase the liquidity to the holders of the class B common shares who have not elected to tender their shares for class A common shares. The class B common shares are not listed on an exchange and no market currently exists or is likely to develop for the class B common shares, except through a conversion into class A common shares, which can then be sold on the American Stock Exchange. Participation in this offer will enable holders of class B common shares to dispose of such shares, at a price above where the class A common shares are currently trading, without incurring brokerage commissions.
The holders of the class B common shares are not entitled to appraisal rights in connection with the tender offer. As a class B common shareholder, you have received an 8% return each year of your investment through the quarterly dividends.
4. Eligibility
To participate in the offer, you must be a holder of class B common shares as of October 11, 2006, the date of this offer, through and including the date this offer expires, which we expect will be December 10, 2006. As of September 28, 2006, there were 2,080,812 class B common shares outstanding and approximately 1,018 holders eligible to participate in this offer.
5. Source and Amount of Consideration
Source
We will use operating cash flow and debt financing to fund the purchase of the class B common shares. As of August 31, 2006, AmREIT’s ratio of debt to market value of assets, assuming a 6.25% cap rate applied to the net operating income of its properties, is approximately 35%. If 100% of the class B shares are acquired in the tender offer, AmREIT’s ratio of debt to market value of assets would increase to approximately 40%.
Consideration
If you elect to tender your class B common shares, you will receive cash consideration of $9.25 per share. As of September 28, 2006, there were a total of 2,080,812 class B common shares outstanding. We are seeking to acquire all these outstanding shares.
Class A Common Shares
Each Class B common share is convertible for one of AmREIT’s class A common shares. AmREIT’s class A common shares are listed for trading on the American Stock Exchange under the symbol “AMY”. As of September 28, 2006, AmREIT traded in a 52-week range of $6.70 to $7.96, with a closing price on September 28, 2006 of $7.30. The class A common shares receive dividends monthly, as declared by AmREIT’s board of trust managers. AmREIT has paid $0.25 of dividends on its class A common shares year to date through June 30, 2006.

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6. Procedure for Tendering Class B Common Shares
How to Accept the Offer
Participation in this offer to purchase is voluntary. If you elect not to participate in this offer, your class B common shares will remain outstanding.
To participate in this offer, you must complete and deliver the accompanying letter of transmittal to Wells Fargo Bank, N.A. (the “Depositary”) at:
Wells Fargo Bank, N.A.
Shareowner Services
Corporate Actions Department
P.O. Box 64854
St. Paul, Minnesota 55164-0854
The letter of transmittal must be received by the Depositary before the expiration time of the offer.
Acceptance for Payment and Payment of the Purchase Price
For purposes of this offer, AmREIT will be deemed to have accepted for payment tendered the class B common shares when, as and if it gives oral or written notice of its acceptance to the Depositary. AmREIT will pay for the class B common shares accepted for payment pursuant to this offer by depositing with the Depositary the purchase price with respect thereto. The Depositary will act as agent for each tendering shareholder for the purpose of receiving payments from AmREIT and transmitting such payments to such tendering shareholder. In all cases, payment for tendered Shares accepted for payment pursuant to the offer will be made only after timely confirmation of a book-entry transfer of such shares into the Book-Entry Transfer Account (as defined below), a properly completed and duly executed letter of transmittal and any other required documents. Accordingly, payment may be made to tendering shareholders at different times if delivery of shares and other required documents occurs at different times.
AmREIT will not pay any interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment
If any tendered class B common shares are not purchased pursuant to this offer for any reason, the unpurchased class B common shares will be credited to the Book-Entry Transfer Account, without expense to the tendering shareholder, as promptly as practicable following the expiration or termination of this offer.
AmREIT reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase class B common shares tendered pursuant to this offer, but any such transfer or assignment will not relieve AmREIT of its obligations under this offer or prejudice a shareholder’s right to receive payment for shares validly tendered and accepted for payment.
Book-Entry Delivery
The Depositary will establish an account with respect to the class B common shares (the “Book-Entry Transfer Account”) for purposes of this offer within two business days after the date of this offer to purchase. AmREIT and the holders of the class B common shares participating in this offer shall cause such holder’s shares to be transferred into the Book-Entry Transfer Account. However, although delivery of shares may be effected through book-entry transfer, either the letter of transmittal properly completed and duly executed, together with any required signature guarantees and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this offer to purchase by the expiration date.
Benefits to Tendering Shareholders
Shareholders who hold their class B shares of record will not be obligated to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of class B common shares pursuant to this offer. AmREIT will pay all charges and expenses of the Depositary incurred in connection with this offer.
Back-up Withholding
Under federal income tax laws, the Depositary will be required to back-up withhold a portion of the amount of any payments made to certain shareholders pursuant to this offer. In order to avoid such back-up withholding, a tendering

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shareholder must provide the Depositary with a correct taxpayer identification number (“TIN”) and certify that such shareholder is not subject to such back-up withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Certain shareholders (including, among others, all corporations) are not subject to back-up withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the shareholder and payment of cash to the shareholder pursuant to this offer may be subject to back-up withholding if they are able to demonstrate their exemption when required. All shareholders tendering Shares pursuant to this offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid back-up withholding. If a tendering shareholder is a non-resident alien or foreign entity not subject to back-up withholding, such shareholder must give the Depositary a properly completed Form W-8BEN Certificate of Foreign Status or successor form in order to avoid backup withholding with respect to payments made to such shareholder.
Your election to tender class B common shares through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your Class B common shares will constitute a binding agreement between AmREIT and you upon the terms and subject to the conditions of this offer.
7. Expiration Date
The expiration date of this offer to purchase is 5:00 p.m., Eastern time, on December 10, 2006, unless we decide to extend it. If we extend the offer, the term expiration date means the latest time and date at which the extended offer expires.
8. Withdrawal Rights and Change of Election
You may withdraw all of the class B common shares that you previously elected to tender at any time prior to the expiration date. If we extend the offer, you may withdraw your election at any time until the extended expiration date.
Additionally, although we intend to accept all tendered class B common shares promptly after expiration of the offer, if we have not accepted your shares by 5:00 p.m., Eastern time, on December 10, 2006, you may withdraw your election to tender your reload rights at any time thereafter as required by Rule 13e-4(f) (2) (ii) of the Securities Exchange Act of 1934 (the “Exchange Act”).
To validly withdraw your election, you must notify the Depositary in writing or by facsimile. You may also contact AmREIT for a withdrawal form that you must deliver in accordance with the delivery instructions set forth in Section 6.
You may not rescind any withdrawal. Instead, you must re-elect to tender your class B common shares before the expiration date. To re-elect to tender all of your withdrawn class B common shares, you must submit a new election form to the Depository before the expiration date by following the procedures set forth in Section 6 of this offer. This new election form must be dated after your original election form and after your withdrawal form. You will be bound by the last properly submitted election form or withdrawal form we receive before the expiration date.
9. Material U.S. Federal Income Tax Consequences
The following is a general summary of the material federal income tax consequences of the acceptance of this offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations under the Code and administrative and judicial interpretations, as of the date of this document, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of participants.
YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.
The sale of class B common shares to AmREIT pursuant to this offer will be a taxable transaction. A holder of Class B common shares who sells its shares to AmREIT should be treated as if it has sold its shares if the transaction (i) results in a complete termination of its share interest in AmREIT, (ii) is substantially disproportionate with respect to such shareholder or (iii) is not essentially equivalent to a dividend with respect to such shareholder. In determining whether any of these tests has been met, shares considered to be owned by such shareholder by reason of certain constructive

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ownership rules set forth in Section 318 of the Code, as well as shares actually owned, must be taken into account. If Class B common shares are purchased by AmREIT in a transaction that meets one of the tests described above, the shareholder should generally recognize gain for United States federal income tax purposes. The transaction may also be a taxable transaction under applicable state, local and other tax laws. In general, such a shareholder who tenders class B common shares pursuant to this offer will recognize gain or loss equal to the difference between the tax basis of such class B common shares and the amount of cash received in tender therefor. Such gain or loss will be a capital gain or loss if the class B common shares have been held as capital assets and will be long-term gain or loss if the holding period for the class B common shares is more than one year as of the date of the sale of such class B common shares. It is anticipated that approximately 11% of the consideration received will be considered long term capital gain as a result of a portion of your historical dividend distributions being treated as a return of capital for federal income tax purposes.
If the transaction does not meet any of the tests described above, the shareholder generally would be taxed on the cash received as a dividend to the extent paid out of AmREIT’s current or accumulated earnings and profits. Any amount in excess of AmREIT’s earnings and profits would first reduce such shareholder’s tax basis in its shares and thereafter would be treated as capital gain. If a purchase of the shares by AmREIT is treated as a distribution that is taxable as a dividend with respect to a shareholder, such holder’s basis in the redeemed shares would be transferred to the remaining shares of AmREIT stock that such shareholder owns, if any.
Under federal income tax law, a non-exempt shareholder who receives a cash payment from AmREIT is required to provide a correct taxpayer identification number. If a shareholder fails to provide such taxpayer identification number, the shareholder may be subject to certain penalties and 28% back-up withholding may be required to be deducted from any cash payment due to the shareholder. (See Section 6 of The Offer)
ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES SET FORTH IN THIS OFFERING MEMORANDUM WAS WRITTEN TO SUPPORT THE PROMOTION AND MARKETING OF THE TRANSACTIONS DESCRIBED IN THIS OFFERING MEMORANDUM. SUCH DISCUSSION WAS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY U.S. FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON. EACH SHAREHOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
10. Conditions of the Offer
Notwithstanding any other provision of this offer to purchase, we will not be required to accept any class B common shares that have been tendered, and we may terminate the offer, or postpone our acceptance and cancellation of any class B common shares that have been tendered, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:
•	There has been threatened (orally or in writing) or instituted or is pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner to the offer,

•	Any order, stay, judgment or decree that is issued by any court, governmental authority or other regulatory or administrative authority is in effect, or any statute, rule, regulation, governmental order or injunction has been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us,

•	Any other event or events occur that have resulted or is likely to result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us.
If any of the above events occur, we may:
•	Terminate this offer without canceling any reload rights of holders electing to participate,

•	Complete and/or extend the tender offer, subject to your withdrawal rights,

•	Amend the terms of this offer, or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.
The conditions of this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time

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to time before the expiration date, in our sole discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 10 will be final and binding upon all persons.
11. Price Range of the Class B Common Shares
The class B common shares were issued at a price of $9.25 per share in connection with the merger of Fund IX, Fund X and Fund XI into AmREIT. The class B common shares are not listed on an exchange and no market currently exists or is likely to develop for the class B common shares.
12. Interests of Trust Managers and Executive Officers; Transactions and Arrangements Concerning the Class B Common Shares
As of October 11, 2006, none of our executive officers or Trust Managers owned any class B common shares. Neither we, nor, to the best of our knowledge, any of our executive officers or trust managers, nor any affiliates of ours, were engaged in transactions involving the class B common shares.
13. Fairness of the Offer
The trust managers have determined that this offer is fair to the holders of the class B common shares and have unanimously approved the offer. In making their fairness determination, the trust managers considered the following factors:
•	The fact from trading price of AmREIT’s class A common shares, into which the class B common shares are convertible on a one-for-one basis, is significantly below the purchase price in this offer.

•	The class B common shares were issued out at a price of $9.25 per share, which is equal to the purchase price in this offer, and the holders have been paid dividends at 8% per annum since the issue date.

•	The payment of cash provides the holder of the class B common shares immediate liquidity.
Due to the cost involved, the trust managers did not retain an independent financial advisor, commission a fairness opinion, or retain an unaffiliated representative to negotiate the repurchase offer. The repurchase offer does not require the approval of the holders of any class of AmREIT securities.
14. Legal Matters; Regulatory Approvals
We are not aware of any license or regulatory permit material to our business that may be adversely affected by our offer to acquire all of our outstanding class B common shares as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or the American Stock Exchange that would be required for you to tender your class B common shares as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such action. Our obligation under the offer to pay the cash consideration for tendered class B common shares is subject to the conditions described in Section 10 of this offer to purchase.
If we are prohibited by applicable laws or regulations from completing the offer, we will not pay the cash consideration for the tendered class B common shares. We are unaware of any such prohibition at this time.
15. Extension of Offer; Termination and Amendment
We reserve the right, in our discretion, at any time prior to the expiration of this offer and regardless of whether or not any event listed in Section 10 offer to purchase has occurred or is deemed to have occurred, to extend the period of time during which this offer is open and delay the acceptance of any class B common shares. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay. If we extend the expiration date, we will also extend your right to withdraw elections to participate until the extended expiration date.
We also reserve the right, in our reasonable judgment, before the expiration date to postpone acceptance and cancellation of any tendered class B common shares, regardless of whether any of the events listed in Section 10 occurs, by giving written notice of the termination or postponement to you. Our reservation of the right to delay our acceptance and cancellation of any tendered class B common shares is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires

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that we must pay the consideration offered or return the tendered class B common shares promptly after termination or withdrawal of a tender offer.
Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 10 of this offering to purchase has occurred or is deemed by us to have occurred, to amend the offer in any respect by decreasing or increasing the consideration offered to holders of class B common shares or by decreasing the number of class B common shares being sought in this offer.
The minimum period during which this offer will remain open following material changes in the terms of this offer or in the information concerning this offer, other than a change in the consideration being offered by us or change in the number of class B common shares sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of class B common shares being sought in this offer or the consideration being offered by us for the class B common shares, this offer will remain open for at least ten business days from the date of notice of such modification. If any term of this offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of class B common shares, we will promptly disclose the amendments in a manner reasonably calculated to inform the holder of the amendment, and we will extend the offer period so that at least five business days, or such longer period as may be required by the tender offer rules, remain after the change.
For purposes of this offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.
16. Financial Statements
Our audited financial statements as of December 31, 2005 and 2004, and for the fiscal years ended 2005, 2004, and 2003 and our unaudited financial statements for the quarter and six months ended June 30, 2006, are included in this offer to purchase.
17. Fees and Expenses
We will not pay any fees or commissions to any broker, dealer or other person for soliciting class B common shares to be tendered through this offer.
18. Information Concerning AmREIT
AmREIT is a Texas real estate investment trust. Our executive offices are located at 8 Greenway Plaza, Suite 1000, Houston, Texas 77046, and our telephone number is (713) 850-1400. AmREIT operates three distinct businesses: First, as a real estate development and operating company we create value by providing construction, development, acquisition, disposition, brokerage, leasing and property management services to our own portfolio, to third parties, and to our affiliated asset advisory group. Second, our asset advisory business raises private capital for our merchant development partnership funds. Finally, we own a portfolio of Irreplaceable Corners™ that provides a solid foundation for our revenue growth through its steady stream of rental income. These three segments collectively contribute to our overall financial growth and earnings.
19. Additional Information
This offer to tender is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to purchase does not contain all of the information contained in Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to tender your class B common shares. These filings, our quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov and on our Internet site at http://www.amreit.com.

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Each person to whom a copy of this offer to purchase is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into these documents, at no cost, by writing to us at 8 Greenway Plaza, Suite 1000, Houston, Texas 77046, Attention: Shareholder Relations, or by contacting us at (713) 850-1400. For additional copies of the offer documents and for administrative information, you should contact:
Wells Fargo Bank,N.A.
Shareowner Services
P.O. Box 64854
St. Paul, Minnesota 55164-0854
(800) 380-1372
For questions about the offer to tender, contact either Mary Trupia or Chad Braun at:
AmREIT
8 Greenway Plaza, Suite 1000
Houston, Texas 77046
(713) 850-1400
We are not making any recommendations about whether or not you should participate in this offer. You should read the information contained in this offering document about us together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.
20. Miscellaneous
We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will reload rights be accepted from, option holders residing in such jurisdiction.
The Depositary for the Offer is:
Wells Fargo Bank, N.A.

By Mail:	By Hand or Overnight Courier:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Shareowner Services	Shareowner Services
Corporate Actions Department	Corporate Actions Department
P.O. Box 64854	161 North Concord Exchange
St. Paul, Minnesota 55164-0854	South St. Paul, Minnesota 55075
If you have questions or need additional copies of this offer to purchase and the letter of transmittal, you can call the Depositary or AmREIT at the telephone number set forth below.
AmREIT
8 Greenway Plaza, Suite 1000
Houston, Texas 77046
Telephone: (713) 850-1400
October 11, 2006

AmREIT
Financial Section – Table of Contents

AmREIT
AmREIT and Subsidiaries Consolidated Balance Sheets
(in thousands, except share data)

	June 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Real estate investments at cost:
Land	$122,055	$112,784
Buildings	140,000	127,094
Tenant improvements	8,601	7,366

	270,656	247,244
Less accumulated depreciation and amortization	(8,148)	(5,943)

	262,508	241,301
Real estate held for sale, net	—	3,569
Net investment in direct financing leases held for investment	19,208	19,212
Intangible lease cost, net	17,644	17,761
Investment in merchant development funds and other affiliates	2,383	2,311

Net real estate investments	301,743	284,154

Cash and cash equivalents	3,140	5,915
Tenant receivables	3,532	3,132
Accounts receivable, net	1,582	1,807
Accounts receivable — related party	1,903	4,158
Notes receivable — related party	13,762	11,232
Deferred costs	1,916	1,487
Other assets	3,068	3,086

TOTAL ASSETS	$330,646	$314,971

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Notes payable	$136,741	$114,687
Accounts payable and other liabilities	5,973	8,232
Below market leases, net	4,251	2,940
Security deposits	667	651

TOTAL LIABILITIES	147,632	126,510

Minority interest	1,147	1,176

Shareholders’ equity:
Preferred shares, $.01 par value, 10,000,000 shares authorized, none issued	—	—
Class A Common shares, $.01 par value, 50,000,000 shares authorized, 6,528,411 and 6,479,278 shares issued, respectively	65	65
Class B Common shares, $.01 par value, 3,000,000 shares authorized, 2,099,516 and 2,148,649 shares issued, respectively	21	22
Class C Common shares, $.01 par value, 4,400,000 shares authorized, 4,161,562 and 4,119,923 shares issued, respectively	42	41
Class D Common shares, $.01 par value, 17,000,000 shares authorized, 11,103,118 and 11,035,482 shares issued, respectively	111	110
Capital in excess of par value	204,977	204,331
Accumulated distributions in excess of earnings	(21,787)	(16,736)
Cost of treasury shares, 214,572 and 77,741 Class A shares, respectively	(1,562)	(548)

TOTAL SHAREHOLDERS’ EQUITY	181,867	187,285

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$330,646	$314,971

See Notes to Consolidated Financial Statements.

AmREIT
AmREIT and Subsidiaries Consolidated Statements of Operations (unaudited)
(in thousands, except share data)

	Quarter ended June 30,		Year to date June 30,
	2006	2005	2006	2005
Revenues:
Rental income from operating leases	$7,487	$4,482	$13,460	$8,393
Earned income from direct financing leases	508	508	1,015	1,015
Real estate fee income	—	58	751	294
Real estate fee income — related party	910	957	1,677	1,715
Construction revenues	319	124	940	124
Construction revenues — related party	2,623	341	3,796	341
Securities commission income — related party	1,227	271	2,618	271
Asset management fee income — related party	186	120	344	237

Total revenues	13,260	6,861	24,601	12,390

Expenses:
General and administrative	2,250	1,346	4,128	2,505
Property expense	2,162	937	3,185	1,630
Construction costs	2,609	302	4,284	302
Legal and professional	278	461	576	891
Real estate commissions	—	13	540	166
Securities commissions	1,082	236	2,339	236
Depreciation and amortization	2,391	1,324	4,573	2,360

Total expenses	10,772	4,619	19,625	8,090

Operating income	2,488	2,242	4,976	4,300

Other income (expense):
Interest and other income	232	107	467	156
Income from merchant development funds and other affiliates	208	82	306	113
Federal income tax (expense) benefit for taxable REIT subsidiary	180	(147)	263	(157)
Interest expense	(2,090)	(1,480)	(3,833)	(2,975)
Minority interest in income of consolidated joint ventures	(38)	(34)	(80)	(73)

Income before discontinued operations	980	770	2,099	1,364

Income from discontinued operations	266	96	234	859
Gain on sales of real estate acquired for resale	7	871	12	872

Income from discontinued operations	273	967	246	1,731

Net income	1,253	1,737	2,345	3,095

Distributions paid to class B, C and D shareholders	(2,914)	(2,047)	(5,820)	(3,679)

Net loss available to class A shareholders	$(1,661)	$(310)	$(3,475)	$(584)

Net (loss) income per class A common share — basic and diluted
Loss before discontinued operations	$(0.30)	$(0.29)	$(0.59)	$(0.59)
Income from discontinued operations	0.04	0.22	0.04	0.44

Net loss	$(0.26)	$(0.07)	$(0.55)	$(0.15)

Weighted average class A common shares used to compute net (loss) income per share, basic and diluted	6,348	4,435	6,339	3,956
See Notes to Consolidated Financial Statements.

AmREIT
AmREIT and Subsidiaries Consolidated Statements of Shareholders’ Equity (unaudited)
(in thousands, except share data)

			Accumulated
		Capital in	distributions	Cost of
	Common Shares	excess of	in excess of	treasury
	Amount	par value	earnings	shares	Total
Balance at December 31, 2005	$238	$204,331	$(16,736)	$(548)	$187,285

Net income	—	—	2,345	—	2,345
Deferred compensation issuance of restricted shares, Class A	—	(571)	—	721	150
Repurchase of common shares, Class A	—	9	—	(1,735)	(1,726)
Amortization of deferred compensation	—	279	—	—	279
Issuance of common shares, Class C	1	885	—	—	886
Retirement of common shares, Class C	—	(473)	—	—	(473)
Issuance of common shares, Class D	—	2,255	—	—	2,255
Retirement of common shares, Class D	—	(1,738)	—	—	(1,738)
Distributions	—	—	(7,396)	—	(7,396)

Balance at June 30, 2006	$239	$204,977	$(21,787)	$(1,562)	$181,867
See Notes to Consolidated Financial Statements.

AmREIT
AmREIT and Subsidiaries Consolidated Statements of Cash Flows (unaudited)
(in thousands, except share data)

	Year to date ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$2,345	$3,095
Adjustments to reconcile net income to net cash provided by operating activities:
Investment in real estate acquired for resale	(623)	(2,527)
Proceeds from sales of real estate acquired for resale	1,153	3,201
Gain on sales of real estate acquired for resale	(12)	(872)
Gain on sales of real estate acquired for investment	(286)	(595)
Income from merchant development funds and other affiliates	(306)	(113)
Depreciation and amortization	4,463	2,281
Amortization of deferred compensation	279	308
Minority interest in income of consolidated joint ventures	20	438
Increase in tenant receivables	(400)	(598)
Decrease (increase) in accounts receivable	225	(439)
Decrease (increase) in accounts receivable — related party	2,255	(478)
Cash receipts from direct financing leases more than income recognized	4	3
Increase in deferred costs	(199)	(287)
Increase in other assets	105	(622)
Decrease in accounts payable and other liabilities	(2,168)	(851)
Increase in security deposits	21	199

Net cash provided by operating activities	6,876	2,143

Cash flows from investing activities:
Improvements to real estate	(1,523)	(158)
Acquisition of investment properties	(23,967)	(68,952)
Loans to affiliates	(8,415)	(1,190)
Payments from affiliates	5,885	—
Additions to furniture, fixtures and equipment	(96)	(132)
Investment in merchant development funds and other affiliates	—	(929)
Distributions from merchant development funds and other affiliates	93	241
Proceeds from sale of investment property	4,466	2,194
Increase in preacquisition costs	(20)	(6)

Net cash used in investing activities	(23,577)	(68,932)

Cash flows from financing activities:
Proceeds from notes payable	52,354	52,386
Payments of notes payable	(30,186)	(41,942)
Purchase of treasury shares	(1,726)	(138)
Issuance of common shares	—	73,726
Retirement of common shares	(2,211)	(859)
Issuance costs	(43)	(7,538)
Common dividends paid	(4,213)	(2,834)
Distributions to minority interests	(49)	(278)

Net cash provided by financing activities	13,926	72,523

Net increase (decrease) in cash and cash equivalents	(2,775)	5,734
Cash and cash equivalents, beginning of period	5,915	2,960

Cash and cash equivalents, end of period	$3,140	$8,694

Supplemental schedule of cash flow information:
Cash paid during the year for:
Interest	$3,815	$2,944
Income taxes	909	655

Supplemental schedule of noncash investing and financing activities:
During 2006 and 2005, the Company converted 49 thousand and 62 thousand B shares to A shares, respectively. Additionally, during 2006 and 2005, the Company issued Class C & D shares with a value of $3.2 million and $1.8 million, respectively, in satisfaction of dividends through the dividend reinvestment program.
In 2006 the Company issued 89 thousand restricted shares to employees and trust managers as part of their compensation plan. The restricted shares vest over a four and three year period respectively. The Company recorded $571 thousand in deferred compensation related to the issuance of the restricted shares.
In 2005 the Company issued 151 thousand shares of restricted stock to employees and trust managers as part of their compensation plan. The restricted stock vests over a four and three year period respectively. The Company recorded $1.2 million in deferred compensation related to the issuance of the restricted stock.
See Notes to Consolidated Financial Statements.

AmREIT
Notes to Consolidated Financial Statements
June 30, 2006
Note 1. Description of Business and Nature of Operations
AmREIT, a Texas real estate investment trust, is a real estate company with three distinct businesses: a real estate development and operating business, an asset advisory business and a portfolio of Irreplaceable Corners™. As a real estate development and operating company, AmREIT constructs, develops, acquires, disposes of, brokers, leases and manages properties for its own portfolio as well as for its asset advisory group and third parties. As of June 30, 2006, we had over 1.0 million square feet of shopping centers in various stages of development or in the pipeline for our advisory business or for third parties. Our asset advisory business raises private capital for and generates fees from our merchant development partnership funds. Our portfolio of Irreplaceable Corners provides a steady flow of rental income and it primarily consists of retail properties located in high-traffic, highly populated areas – which are held for long-term value. Since listing on the AMEX in July 2002, our total assets have grown from a book value of $48 million to $331 million, and within our asset advisory business, we manage an additional $149 million in assets. Equity within our asset advisory business has grown from $15 million to $85 million over the same period.
AmREIT’s direct predecessor, American Asset Advisers Trust, Inc. (“AAA”), was formed as a Maryland corporation in 1993. Prior to 1998, AAA was externally advised by American Asset Advisors Corp. which was formed in 1985. In June 1998, AAA merged with its advisor and changed its name to AmREIT, Inc. In December 2002, AmREIT, Inc. reorganized as a Texas real estate investment trust and became AmREIT.
Note 2. Summary of Significant Accounting Policies
BASIS OF PRESENTATION
Our financial records are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred. The consolidated financial statements include the accounts of AmREIT and its wholly or majority owned subsidiaries in which we have a controlling financial interest. Investments in joint ventures and partnerships where we have the ability to exercise significant influence, but do not exercise control, are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.
REVENUE RECOGNITION
We lease space to tenants under agreements with varying terms. The majority of the leases are accounted for as operating leases with revenue being recognized on a straight-line basis over the terms of the individual leases. Accrued rents are included in tenant receivables. Revenue from tenant reimbursements of taxes, maintenance expenses and insurance is recognized in the period the related expense is recorded. Additionally, certain of the lease agreements contain provisions that grant additional rents based on tenants’ sales volumes (contingent or percentage rent). Percentage rents are recognized when the tenants achieve the specified targets as defined in their lease agreements. We recognize lease termination fees in the period that the lease is terminated and collection of the fees is reasonably assured. During the six months ended June 30, 2006 and 2005, we recognized lease termination fees of $601 thousand and $0, respectively. The terms of certain leases require that the building/improvement portion of the lease be accounted for under the direct financing method which treats the building as if we had sold it to the lessee and entered into a long-term financing arrangement with such lessee. This accounting method is appropriate when the lessee has all of the benefits and risks of property ownership that they otherwise would if they owned the building versus leasing it from us.
We have been engaged to provide various real estate services, including development, construction, construction management, property management, leasing and brokerage. The fees for these services are recognized as services are provided and are generally calculated as a percentage of revenues earned or to be earned or of property cost, as appropriate. Revenues from fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the physical completion of the structure. Revenues from cost-plus-percentage-fee contracts are recognized on the basis of costs incurred during the period plus the percentage fee earned on those costs. Construction management contracts are recognized only to the extent of the fee revenue.
Construction contract costs include all direct material and labor costs and any indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from any contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Any profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to any claims is included in revenues when realization is probable and the amount can be reliably estimated.
Unbilled construction receivables represent reimbursable costs and amounts earned under contracts in progress as of the date of our balance sheet. Such amounts become billable according to contract terms, which usually consider the passage of time, achievement of certain milestones or completion of the project. Advance billings represent billings to or collections from clients on contracts in advance of revenues earned thereon. Unbilled construction receivables are generally billed and collected within the twelve months following the date of our balance sheet, and advance billings are generally earned within the twelve months following the date of our balance sheet. As of June 30, 2006, $244,000 of unbilled receivables has been included in “Accounts receivable”

and $263,000 of unbilled receivables due from related parties has been included in “Accounts receivable – related party”. At December 31, 2005, $700,000 of unbilled receivables has been included in “Accounts receivable” and $2.3 million of unbilled receivables due from related parties has been included in “Accounts receivable – related party”. We had advance billings of $262,000 and $0 as of June 30, 2006 and December 31, 2005, respectively.
Securities commission income is recognized as units of our merchant development funds are sold through our wholly-owned subsidiary, AmREIT Securities Company (ASC). Securities commission income is earned as the services are performed and pursuant to the corresponding prospectus or private offering memorandum. Generally, it includes a selling commission of between 6.5% and 7.5%, a dealer manager fee of between 2.5% and 3.25% and offering and organizational costs of 1.0% to 1.50%. The selling commission is then paid out to the unaffiliated selling broker dealer and reflected as securities commission expense. During 2005, we began reflecting the revenues and costs generated by our capital-raising activities associated with the sale of class C and D common shares as issuance costs. We have reclassified prior period amounts to conform to this presentation, and these reclassifications had no effect on net income (loss) or shareholder’s equity as previously reported. There has been no change in the underlying operations of ASC – we will continue to raise capital for AmREIT and affiliated entities as needed and as available on cost-effective terms. ASC’s activities for 2006 to date have been limited to capital-raising for our affiliated merchant development funds.
REAL ESTATE INVESTMENTS
Development Properties
Land, buildings and improvements are recorded at cost. Expenditures related to the development of real estate are carried at cost which includes capitalized carrying charges, acquisition costs and development costs. Carrying charges, primarily interest, real estate taxes and loan acquisition costs, and direct and indirect development costs related to buildings under construction, are capitalized as part of construction in progress. The capitalization of such costs ceases at the earlier of one year from the date of completion of major construction or when the property, or any completed portion, becomes available for occupancy. We capitalize acquisition costs once the acquisition of the property becomes probable. Prior to that time, we expense these costs as acquisition expense.
Acquired Properties and Acquired Lease Intangibles
We account for real estate acquisitions pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”). Accordingly, we allocate the purchase price of the acquired properties to land, building and improvements, identifiable intangible assets and to the acquired liabilities based on their respective fair values. Identifiable intangibles include amounts allocated to acquired out-of-market leases, the value of in-place leases and customer relationship value, if any. We determine fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends and specific market and economic conditions that may affect the property. Factors considered by management in our analysis of determining the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Management also estimates costs to execute similar leases including leasing commissions, tenant improvements, legal and other related expenses. Intangibles related to out-of-market leases and in-place lease value are recorded as acquired lease intangibles and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases. Premiums or discounts on acquired out-of-market debt are amortized to interest expense over the remaining term of such debt. We capitalize acquisition costs once the acquisition of the property becomes probable. Prior to that time, we expense these costs as acquisition expense.
Depreciation
Depreciation is computed using the straight-line method over an estimated useful life of up to 50 years for buildings, up to 20 years for site improvements and over the term of lease for tenant improvements. Leasehold estate properties, where we own the building and improvements but not the related ground, are amortized over the life of the lease.
Properties Held for Sale
Properties are classified as held for sale if management has decided to market the property for immediate sale in its present condition with the belief that the sale will be completed within one year. Operating properties held for sale are carried at the lower of cost or fair value less cost to sell. Depreciation and amortization are suspended during the held for sale period. At June 30, 2006, we did not have any properties that were classified as real estate held for sale. At December 31, 2005, we owned two properties with a combined carrying value of $3.6 million that were classified as real estate held for sale, both of which were disposed of during the quarter ended March 31, 2006.
Our properties generally have operations and cash flows that can be clearly distinguished from the rest of the Company. The operations and gains on sales reported in discontinued operations include those properties that have been sold or are held for sale and for which operations and cash flows have been clearly distinguished. The operations of these properties have been eliminated from ongoing operations, and we will not have continuing involvement after disposition. Prior periods have been restated to reflect the operations of these properties as discontinued operations.
Impairment
Management reviews its properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. Management determines whether an impairment in value occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying value of the individual property. If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value.

RECEIVABLES AND ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS
Tenant receivables
Included in tenant receivables are base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. An allowance for the uncollectible portion of accrued rents and accounts receivable is determined based upon customer credit-worthiness (including expected recovery of our claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends. As of June 30, 2006 and December 31, 2005, we had an allowance for uncollectible accounts of $84,000 and $163,000, respectively, related to our tenant receivables.
Accounts receivable
Included in accounts receivable are amounts due from clients of our construction services business and various other receivables. As of both June 30, 2006 and December 31, 2005, we had an allowance for uncollectible accounts of $264,000 related to our accounts receivable.
Notes receivable – related party
Included in related party notes receivable are loans made to our affiliated merchant development funds as part of our treasury management function whereby we place excess cash in short-term bridge loans for these affiliates related to the acquisition or development of properties. We typically provide such financing to our affiliates as a way of efficiently deploying our excess cash and earning a higher return than we would in other short term investments or overnight funds. In most cases, the merchant development funds have a construction lender in place, and we simply step in and provide financing on the same terms as the third party lender. In so doing, we are able to access these funds as needed by having our affiliate then draw down on their construction loans. These loans are unsecured, bear interest at the prime rate (8.25% at June 30, 2006) and are due upon demand.
DEFERRED COSTS
Deferred costs include deferred leasing costs and deferred loan costs, net of amortization. Deferred loan costs are incurred in obtaining property financing and are amortized to interest expense over the term of the debt agreements. Deferred leasing costs consist of internal and external commissions associated with leasing our properties and are amortized to expense over the lease term. Accumulated amortization related to deferred loan costs as of June 30, 2006 and December 31, 2005 totaled $337,000 and $268,000, respectively. Accumulated amortization related to leasing costs as of June 30, 2006 and December 31, 2005 totaled $196,000 and $164,000, respectively.
DEFERRED COMPENSATION
Our deferred compensation and long term incentive plan is designed to attract and retain the services of our trust managers and employees that we consider essential to our long-term growth and success. As such, it is designed to provide them with the opportunity to own shares, in the form of restricted shares, in us, and provide key employees the opportunity to participate in the success of our affiliated actively managed merchant development funds through the economic participation in our general partner companies. All long term compensation awards are designed to vest over a period of three to seven years and promote retention of our team.
Restricted Share Issuances
Deferred compensation includes grants of restricted shares to our trust managers and employees as a form of long-term compensation. The share grants vest over a period of three to seven years. We determine the fair value of the restricted shares as the number of shares awarded multiplied by the closing price per share of our class A common shares on the grant date. We amortize such fair value ratably over the vesting periods of the respective awards. The following table presents restricted share activity during the six months ended June 30, 2006:

	Non-vested shares	Wtd. avg. grant date fair value
Beginning of period	253,002	$7.49
Granted	89,468	7.00
Vested	(32,777)	7.27
Forfeited	(1,306)	7.56

End of period	308,387	7.37
The weighted-average grant date fair value of restricted shares issued during the six months ended June 30, 2006 and 2005 was $7.00 per share and $8.10 per share, respectively. The total fair value of shares vested during the six months ended June 30, 2006 and 2005 was $238 thousand and $237 thousand, respectively. Total compensation cost recognized related to restricted shares during the six months ended June 30, 2006 and 2005 was $279 thousand and $308 thousand, respectively. As of June 30, 2006, total unrecognized compensation cost related to restricted shares was $1.8 million, and the weighted average period over which we expect this cost to be recognized is 4.3 years.
General Partner Profit Participation Interests
We have assigned up to 45% of the economic interest in certain of our merchant development funds to certain of our key employees. This economic interest is received, as, if and when we receive economic benefit from our profit participation, after certain preferred returns have been paid to the partnership’s limited partners. This assignment of economic interest generally vests over a period of five to seven years. This allows us to align the interest of our employees with the interest of our shareholders. Because the future profits and earnings from the retail limited partnerships cannot be reasonably predicted or estimated, and any employee benefit is contingent upon the benefit received by the general partner of the retail limited partnerships, we recognize expense associated with the assignment of economic interest in our retail limited partnerships as we recognize the corresponding income from the associated merchant development funds. No portion of the economic interest in the merchant development funds that have provided profit participation to us to date have been assigned to employees. Therefore, no compensation expense has been recorded to date.
Tax-Deferred Retirement Plan (401k)
We maintain a defined contribution 401k retirement plan for our employees. This plan is available for all employees immediately upon employment. The plan allows for contributions to be either invested in an array of large, mid and small cap mutual funds or directly into class A common shares. Employee contributions invested in our stock are limited to 50% of the employee’s contributions. We match 50% of the employee’s contribution, up to a maximum employee contribution of 4%. None of the employer contribution can be matched in our stock.
Stock Options
Additionally, we are authorized to grant options of our class A common stock as either incentive or non-qualified share options, up to an aggregate of 6.0% of the total voting shares outstanding. As of June 30, 2006 and December 31, 2005, none of these options have been granted.
FEDERAL INCOME TAXES
AmREIT has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, and is, therefore, not subject to Federal income taxes to the extent of dividends paid, provided it meets all conditions specified by the Internal Revenue Code for retaining its REIT status, including the requirement that at least 90% of its real estate investment trust taxable income be distributed to shareholders.
AmREIT’s real estate development and operating business, AmREIT Realty Investment Corporation and subsidiaries (“ARIC”), is a fully integrated and wholly-owned business consisting of brokers and real estate professionals that provide development, acquisition, brokerage, leasing, construction, asset and property management services to our publicly traded portfolio and merchant development funds as well as to third parties. ARIC and our wholly-owned corporations that serve as the general partners of our merchant development funds are treated for Federal income tax purposes as taxable REIT subsidiaries (collectively, the “Taxable REIT Subsidiaries”). Federal and state income taxes are accounted for under the asset and liability method.
EARNINGS PER SHARE
Basic earnings per share has been computed by dividing net income (loss) available to class A common shareholders by the weighted average number of class A common shares outstanding. Diluted earnings per share has been computed by dividing net income (as adjusted as appropriate) by the weighted average number of common shares outstanding plus the weighted average number of dilutive potential common shares. Diluted earnings per share information is not applicable due to the anti-dilutive nature of the common class B, class C and class D shares which represent 25.8 million and 17.3 million potential common shares for the six months ended June 30, 2006 and 2005, respectively.
The following table presents information necessary to calculate basic and diluted earnings per class A share for the three and six months ended June 30, as indicated:

	Quarter		Year to Date
	2006	2005	2006	2005
Loss to class A common shareholders (in thousands)	($1,661)	($310)	($3,475)	($584)
Weighted average class A common shares outstanding (in thousands)	6,348	4,435	6,339	3,956
Basic and diluted loss per share	($0.26)	($0.07)	($0.55)	($0.15)
USE OF ESTIMATES
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
FAIR VALUE OF FINANCIAL INSTRUMENTS
Our consolidated financial instruments consist primarily of cash, cash equivalents, tenant receivables, accounts receivable, notes receivable, accounts payable and other liabilities and notes payable. The carrying value of cash, cash equivalents, tenant receivables, accounts receivable, notes receivable, accounts payable and other liabilities are representative of their respective fair values due to the short-term maturity of these instruments. Our revolving line of credit has market-based terms, including a variable interest rate. Accordingly, the carrying value of the line of credit is representative of its fair value.
As of June 30, 2006, the carrying value of our total debt obligations was $136.7 million, $133.2 million of which represented fixed rate obligations and had an estimated fair value of $130.0 million. As of December 31, 2005, the carrying value of our total debt obligations was $114.7 million, all of which represented fixed-rate obligations with an estimated fair value of $117.3 million.

CONSOLIDATION OF VARIABLE INTEREST ENTITIES
In December 2003, the FASB reissued Interpretation No. 46 (“FIN 46R”), Consolidation of Variable Interest Entities, as revised. FIN 46R addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights. FIN 46R requires a variable interest entity to be consolidated by a company that is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. Disclosures are also required about variable interest entities in which a company has a significant variable interest but that it is not required to consolidate.
As of June 30, 2006, we are an investor in and the primary beneficiary of one entity that qualifies as a variable interest entity pursuant to FIN 46R. This entity was established to develop, own, manage, and hold property for investment and comprises $2.9 million of our total consolidated assets at period end. This entity had no debt outstanding at period end.
NEW ACCOUNTING STANDARDS
In June 2005, the Emerging Issues Task Force issued EITF Issue No. 04-05 (“EITF 04-05”), Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights. EITF 04-05 makes it more likely that general partners will be required to consolidate limited partnerships by making it more difficult for a general partner to overcome the presumption that it controls the limited partnership. Under this new guidance, the presumption of general partner control will be overcome only when the limited partners have either of two types of rights – the right to dissolve or liquidate the partnership or otherwise remove the general partner “without cause” or the right to effectively participate in significant decisions made in the ordinary course of the partnership’s business. These ‘kick-out rights’ and ‘participating rights’ must be substantive in order to overcome the presumption of general partner control. The guidance is effective June 29, 2005 for all newly-formed limited partnerships and for existing limited partnership agreements that are modified. The guidance is effective for existing limited partnership agreements that are not modified no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. We adopted EITF 04-05 during the quarter ended March 31, 2006, and it had no impact on our financial position or results of operations because the limited partners have substantive kick-out rights in each of the limited partnerships for which we serve as the general partner.
In December 2004, the FASB issued Statement No. 123R (“SFAS 123R”), Share-Based Payment that requires companies to expense the value of employee stock options and similar awards. SFAS 123R became effective in the first quarter of 2006. We have historically not used stock options as a means of compensating our employees, and therefore we have no stock options outstanding as of June 30, 2006. Our strategy to date has been to compensate our employees through issuance of our restricted class A common shares. We determine the fair value of such awards based on the fair market value of the shares on the date of grant and then record that expense over the vesting period of the respective awards. The provisions of SFAS 123R did not change this accounting treatment for our restricted share awards. Accordingly, our adoption of SFAS 123R did not materially impact our consolidated financial position, results of operations or cash flows.
In December 2004, the Financial Accounting Standards board issued Statement No. 153 (“SFAS 153”), Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. SFAS 153 is effective for nonmonetary transactions occurring in fiscal periods beginning after June 15, 2005. SFAS 153 will no longer allow nonmonetary exchanges to be recorded at book value with no gain being recognized. Nonmonetary exchanges will be accounted for at fair value, recognizing any gain or loss, if the transaction meets a commercial substance criterion and fair value is determinable. To prevent gain recognition on exchanges of real estate when the risks and rewards of ownership are not fully transferred, SFAS 153 precludes a gain from being recognized if the entity has significant continuing involvement with the real estate given up in the exchange. We have historically not entered into nonmonetary transactions, and SFAS 153 will impact us only to the extent that we engage in such transactions.

DISCONTINUED OPERATIONS
The following is a summary of our discontinued operations (in thousands, except for per share data):

	Quarter		Year to date
	2006	2005	2006	2005
Rental revenue and earned income from DFL	$25	$541	$52	$1,067
Gain on sale of real estate held for investment	293	344	286	595
Interest and other income	—	6	—	145
Gain on sale of real estate held for resale	7	871	12	872

Total revenues	325	1,762	350	2,679

Property expense	(111)	(101)	(114)	(154)
Other general & administrative	3	(3)	(12)	(6)
Federal income tax benefit (expense)	19	(151)	19	(176)
Legal and professional	(12)	(11)	(34)	(12)
Depreciation and amortization	(6)	(62)	(16)	(136)
Minority interest	55	(389)	60	(365)
Interest expense	—	(78)	(7)	(99)

Total expenses	(52)	(795)	(104)	(948)

Income from discontinued operations	273	967	246	1,731

Basic and diluted income from discontinued operations per class A common share	$0.04	$0.22	$0.04	$0.44
STOCK ISSUANCE COSTS
Issuance costs incurred in the raising of capital through the sale of common shares are treated as a reduction of shareholders’ equity.
CASH AND CASH EQUIVALENTS
For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds.
RECLASSIFICATIONS
Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the presentation used in the current period consolidated financial statements. Specifically, revenues for 2005 have been reduced to reflect as issuance costs the capital-raising activities of our securities operations related to our class C and class D common shares. Expenses incurred in conjunction with these capital-raising activities during 2005 were reduced by a corresponding amount. Such reclassifications had no effect on net income (loss) or shareholders’ equity as previously reported.
Note 3. Investments in Merchant Development Funds and Other Affiliates
Merchant Development Funds
As of June 30, 2006, we, indirectly through wholly owned subsidiaries, owned interests in five limited partnerships which are accounted for under the equity method as we exercise significant influence over, but do not control, the investee. In each of the partnerships, the limited partners, with or without cause, have the right to remove and replace the general partner by a vote of the limited partners owning a majority of the outstanding units. These five merchant development funds were formed to develop, own, manage and add value to properties with an average holding period of two to four years. Our interests in these merchant development funds range from 1.4% to 10.5%.
AmREIT Opportunity Fund (“AOF”)
AmREIT Opportunity Corporation (“AOC”), a wholly owned subsidiary of AmREIT, invested $250 thousand as a limited partner and $1 thousand as a general partner in AOF. AmREIT currently owns a 10.5% limited partner interest in AOF. Liquidation of AOF commenced in July of 2002, and, as of June 30, 2006, AOF has an interest in one property. As the general partner, AOC receives a promoted interest in cash flow and profits after certain preferred returns are achieved for its limited partners.
AmREIT Income & Growth Fund, Ltd. (“AIG”)
AmREIT Income & Growth Corporation, a wholly owned subsidiary of AmREIT, invested $200 thousand as a limited partner and $1 thousand as a general partner in AIG. AmREIT currently owns an approximate 2.0% limited partner interest in AIG.
AmREIT Monthly Income & Growth Fund (“MIG”)
AmREIT Monthly Income & Growth Corporation, a wholly owned subsidiary of AmREIT, invested $200 thousand as a limited partner and $1 thousand as a general partner in MIG. AmREIT currently owns an approximate 1.4% limited partner interest in MIG.

AmREIT Monthly Income & Growth Fund II (“MIG II”)
AmREIT Monthly Income & Growth II Corporation, a wholly owned subsidiary of AmREIT, invested $400 thousand as a limited partner and $1 thousand as a general partner in MIG II. AmREIT currently owns an approximate 1.6% limited partner interest in MIG II.
AmREIT Monthly Income & Growth Fund III (“MIG III”)
AmREIT Monthly Income & Growth III Corporation, our wholly owned subsidiary, invested $800 thousand as a limited partner and $1 thousand as a general partner in MIG III. MIG III began raising money in June 2005, and, as of June 30, 2006, had raised approximately $35.0 million. Our $800 thousand investment currently represents a 2.3% limited partner interest in MIG III. As additional limited partner units are sold in MIG III, we expect our limited partnership interest will decline to between 0.8% and 1.6%.
The following table sets forth certain financial information for the AIG, MIG, MIG II and MIG III merchant development funds (AOF is not included as it is currently in liquidation):

Merchant	Capital
Development	under	LP	GP	Scheduled	Sharing Ratios*		LP
Fund	Mgmt.	Interest	Interest	Liquidation	LP	GP	Preference*
AIG	$10 million	2.0%	1.0%	2008	99%	1%	8%
					90%	10%	10%
					80%	20%	12%
					70%	30%	15%
					0%	100%	40% Catch Up
					60%	40%	Thereafter

MIG	$15 million	1.4%	1.0%	2010	99%	1%	8%
					90%	10%	10%
					80%	20%	12%
					0%	100%	40% Catch Up
					60%	40%	Thereafter

MIG II	$25 million	1.6%	1.0%	2011	99%	1%	8%
					85%	15%	12%
					0%	100%	40% Catch Up
					60%	40%	Thereafter

MIG III**	$35.0 million	2.3%	1.0%	2012	99%	1%	10%
	(open offering)				0%	100%	40% Catch Up
					60%	40%	Thereafter

*	Illustrating the Sharing Ratios and LP Preference provisions using AIG as an example, the LPs share in 99% of the cash distributions until they receive an 8% preferred return per annum on their weighted average capital outstanding. Once that has been achieved for each year of investment, then the LPs share in 90% of the cash distributions until they receive a 10% preferred return and so on.

**	MIG III is a “best efforts” $50 million offering with an additional $50 million that can be sold at the General Partner’s sole discretion. The initial third party limited partner investment was received June 22, 2005.
Other affiliate
Other than the merchant development funds, we have an investment in one entity that is accounted for under the equity method since we exercise significant influence over, but do not control such investee. We invested $1.1 million in West Road Plaza, LP, and we have a 25% limited partner interest in the partnership. West Road Plaza was formed in 2004 to acquire, redevelop, lease and manage West Road Plaza, a shopping center located on the north side of Houston, Texas at the intersection of I-45 and West Road. Additionally, as of June 30, 2006 and December 31, 2005, we have notes receivable due from West Road Plaza of $9.0 million and $6.1 million, respectively. These receivables represent short-term bridge loans that we made to West Road Plaza in order to efficiently manage our excess cash as part of our treasury management function. These loans are unsecured, bear interest at the prime rate (8.25% at June 30, 2006) and are due upon demand.

Note 4. Acquired Lease Intangibles
In accordance with SFAS 141, we have identified and recorded the value of intangibles at the property acquisition date. Such intangibles include the value of in-place leases and out-of-market leases. These assets are amortized over the leases’ remaining terms, which range from 4 months to 20 years. The amortization of above-market leases is recorded as a reduction of rental income and the amortization of in-place leases is recorded to amortization expense. The amortization expense related to in-place leases was $1.9 million and $1.4 million during the six months ended June 30, 2006 and June 30, 2005, respectively. The amortization of above-market leases, which was recorded as a reduction of rental income, was $285,000 and $121,000 during the six months ended June 30, 2006 and June 30, 2005, respectively.
In-place and above-market lease amounts and their respective accumulated amortization are as follows (in thousands):

	June 30, 2006		December 31, 2005
		Above-market	In-Place	Above-market
	In-Place leases	leases	leases	leases
Cost	$19,628	$2,178	$18,444	$2,212
Accumulated amortization	(3,564)	(598)	(2,539)	(356)

Intangible lease cost, net	$16,064	$1,580	$15,905	$1,856
Acquired lease intangible liabilities (below-market leases) are net of previously accreted minimum rent of $802,000 and $558,000 at June 30, 2006 and December 31, 2005, respectively. Below-market leases are amortized over the leases’ remaining terms, which range from 4 months to 16 years. The amortization of below-market leases, which was recorded as an increase to rental income was $244,000 and $232,000 during the six months ended June 30, 2006 and June 30, 2005, respectively.
Note 5. Notes Payable
The Company’s outstanding debt at June 30, 2006 and December 31, 2005 consists of the following (in thousands):

	June 30, 2006	December 31, 2005
Fixed rate mortage loans	$133,236	$113,927
Fixed rate unsecured loans*	—	760

Total fixed rate loans	133,236	114,687
Variable-rate unsecured line of credit	3,505	—

Total Notes Payable	$136,741	$114,687

*	The fixed-rate unsecured loans were repaid during the quarter ended March 31, 2006.
We have an unsecured credit facility (the “Credit Facility”) in place which is being used to provide funds for the acquisition of properties and working capital. The Credit Facility matures in November 2007 and provides that we may borrow up to $40 million subject to the value of unencumbered assets. The Credit Facility contains covenants which, among other restrictions, require us to maintain a minimum net worth, a maximum leverage ratio, maximum tenant concentration ratios, specified interest coverage and fixed charge coverage ratios. On June 30, 2006, we were in compliance with all financial covenants. The Credit Facility’s annual interest rate varies depending upon our debt to asset ratio, from LIBOR plus a spread of 1.35% to 2.35%. As of June 30, 2006, the interest rate was 7.58%. As of June 30, 2006, there was a balance outstanding of $3.5 million under the Credit Facility. We have approximately $34.5 million available under the Credit Facility, subject to the covenants above. We have $2 million in letters of credit outstanding related to various properties. These letters of credit reduce our availability under the Credit Facility.
As of June 30, 2006, the weighted average interest rate on our fixed-rate debt was 6.02%, and the weighted average remaining life of such debt was 7.6 years. We added fixed-rate debt of $20 million during the six months ended June 30, 2006. In conjunction with the acquisition of Uptown Park during 2005, we added $49.0 million in new fixed-rate debt. All other acquisitions in 2005 were funded by cash.

As of June 30, 2006, scheduled principal repayments on notes payable and the Credit Facility were as follows (in thousands):

	Scheduled Principal	Term-Loan
Scheduled Payments by Year	Payments	Maturities	Total Payments

2006	$595	—	595
2007 (includes Credit Facility)	1,257	3,505	4,762
2008	1,349	13,410	14,759
2009	1,449	—	1,449
2010	1,560	—	1,560
Beyond five years	27,373	85,252	112,625
Unamortized debt premiums	—	991	991

Total	$33,583	$103,158	$136,741
Note 6. Concentrations
As of June 30, 2006, two properties individually accounted for more than 10% of our consolidated total assets – Uptown Park in Houston, Texas and MacArthur Park in Dallas, Texas accounted for 20% and 16%, respectively, of total assets. Consistent with our strategy of investing in areas that we know well, 17 of our properties are located in the Houston metropolitan area. These Houston properties represent 58% of our rental income for the six months ended June 30, 2006. Houston is Texas’ largest city and the fourth largest city in the United States.
Following are the revenues generated by the Company’s top tenants for the three and six month period ended June 30 ($ in thousands):

	Quarter		Year to Date
Tenant	2006	2005	2006	2005
Kroger	$822	$637	$1,392	$1,263
IHOP Corporation	563	562	1,125	1,124
CVS/pharmacy	218	240	465	477
Linens ‘N Things	236	160	352	315
Hard Rock Café International	146	—	299	—
Champps Entertainment, Inc.	146	46	286	46
Landry’s	133	104	261	234
Golden Corral Corporation	91	91	258	249
Starbuck’s Coffee	144	43	256	75
McCormick & Schmicks	116	36	232	36

	$2,615	$1,919	$4,926	$3,819
Note 7. Stockholders’ Equity and Minority Interest
Class A Common Shares
Our class A common shares are listed on the American Stock Exchange (“AMEX”) and traded under the symbol “AMY.” As of June 30, 2006, there were 6,313,839 of our class A common shares outstanding, net of 214,572 shares held in treasury. During June 2005, we completed an offering of our class A common shares. We issued 2.76 million shares, including the underwriters’ 360,000 share overallotment, at $8.10 per share in such offering. The offering proceeds were used to fund the acquisition of the Uptown Park shopping center. Our payment of any future dividends to our class A common shareholders is dependent upon applicable legal and contractual restrictions, including the provisions of the class B and class C common shares, as well as our earnings and financial needs.
Class B Common Shares
The class B common shares are not listed on an exchange and there is currently no available trading market for the class B common shares. The class B common shares have voting rights, together with all classes of common shares, as one class of stock. The class B common shares were issued at $9.25 per share. They receive a fixed 8.0% cumulative and preferred annual dividend, paid in quarterly installments, and are convertible into the class A common shares on a one-for-one basis at any time, at the holder’s option. Beginning in July 2005, we have the right to call the shares and, at the holder’s option, either convert them on a one-for-one basis for class A shares or redeem them for $10.18 per share in cash plus any accrued and unpaid dividends. As of June 30, 2006, there were 2,099,516 of our class B common shares outstanding.
Class C Common Shares
The class C common shares are not listed on an exchange and there is currently no available trading market for the class C common shares. The class C common shares have voting rights, together with all classes of common shares, as one class of stock. The class C common shares were issued at $10.00 per share. They receive a fixed 7.0% preferred annual dividend, paid in monthly installments, and are convertible into the class A common shares after a 7-year lock out period based on 110% of invested capital, at the holder’s option. After three years and beginning in August 2006, subject to the issuance date of the respective shares, we have the right to force conversion of the shares into class A shares at the 10% conversion premium or to redeem the shares at a cash redemption price of $11.00 per share. As of June 30, 2006, there were 4,161,562 of our class C common shares outstanding. Currently, there is a class C dividend reinvestment program that allows investors to reinvest their dividends into additional class C common shares. These reinvested shares are also convertible into the class A common shares after the 7-year lock out period and receive the 10% conversion premium upon conversion.
Class D Common Shares
The class D common shares are not listed on an exchange and there is currently no available trading market for the class D common shares. The class D common shares have voting rights, together with all classes of common shares, as one class of stock. The class D common shares were issued at $10.00 per share. They receive a fixed 6.5% annual dividend, paid in monthly installments, subject to payment of dividends then payable to class B and class C common shares. The class D common shares are convertible into the class A common shares at a 7.7% premium on original capital after a 7-year lock out period, at the holder’s option. We have the right to force conversion of the shares into class A shares at the 7.7% conversion premium or to redeem the shares at a cash price of $10.00. In either case, the conversion premium will be pro rated based on the number of years the shares are outstanding. As of June 30, 2006, there were 11,103,118 of our class D common shares outstanding. Currently, there is a class D dividend reinvestment program that allows investors to reinvest their dividends into additional class D common shares. These reinvested shares are also convertible into the class A common shares after the 7-year lock out period and receive the 7.7% conversion premium upon conversion.
Minority Interest
Minority interest represents a third-party interest in entities that we consolidate as a result of our controlling financial interest in such investees.
Note 8. Related Party Transactions
See Note 3 regarding investments in merchant development funds and other affiliates and Note 2 regarding notes receivable from affiliates.
We earn real estate fee income by providing property acquisition, leasing, property management, construction and construction management services to our merchant development funds. We own 100% of the stock of the companies that serve as the general partner for the funds. Real estate fee income of $1.7 million was paid by our merchant development funds to us for both of the six months ended June 30, 2006 and June 30, 2005. Additionally, construction revenues of $3.8 million were earned from the merchant development funds during 2006. The Company earns asset management fees from the funds for providing accounting related services, investor relations, facilitating the deployment of capital, and other services provided in conjunction with operating the fund. Asset management fees of $344,000 and $237,000 were paid by the funds to us for the six months ended June 30, 2006 and June 30, 2005, respectively.
As a sponsor of real estate investment opportunities to the NASD financial planning broker-dealer community, we maintain an indirect 1% general partner interest in the investment funds that we sponsor. The funds are typically structured such that the limited partners receive 99% of the available cash flow until 100% of their original invested capital has been returned and a preferred return has been met. Once this has happened, then the general partner begins sharing in the available cash flow at various promoted levels. We also may assign a portion of this general partner interest in these investment funds to our employees as long term, contingent compensation. We believe that this assignment will align the interest of management with that of the shareholders, while at the same time allowing for a competitive compensation structure in order to attract and retain key management positions without increasing the overhead burden.
On March 20, 2002, the Company formed AAA CTL Notes, Ltd. (“AAA”), a majority owned subsidiary which is consolidated in our financial statements, through which the Company purchased fifteen IHOP leasehold estate properties and two IHOP fee simple properties.
Note 9. Real Estate Acquisitions and Dispositions
On March 30, 2006, we acquired Uptown Plaza in Dallas, a 34,000 square foot multi-tenant retail complex which was developed in 2005. The center’s tenants include, among others, Pei-Wei, Grotto and Century Bank. Uptown Plaza is located at the corner of McKinney and Pearl Street in an infill location with high barriers to entry and the property services the surrounding affluent residential and downtown areas. The property was acquired for cash which was substantially funded by proceeds from our credit facility.
Additionally, during the quarter ended March 31, 2006, we sold two properties which were recorded as real estate held for sale at December 31, 2005. These sales generated aggregate proceeds of $3.6 million which approximated the properties’ carrying values. Additionally, we sold one of our properties that was held for investment for proceeds of $2.1 million, which generated a $286 thousand gain during the quarter ended June 30, 2006.
On June 1, 2005, we acquired Uptown Park, a 169,000 square foot multi-tenant shopping center located on approximately 16.85 acres of land. The property is located on the northwest corner of Loop 610 and Post Oak Boulevard in Houston, Texas in the heart of the Uptown Houston area. The property was developed in two phases — phase one consists of approximately 147,000 square feet that was constructed in 1999, and construction was recently completed on phase two which consists of approximately 22,000 square feet. The property was funded with cash and the placement of long-term fixed-rate debt.
Additionally, for the six months ended June 30, 2005, we sold two single tenant non-core properties. The sale of the properties resulted in a net gain of $595 thousand. The cash proceeds from the sale of these properties were approximately $2.2 million.
Note 10. Commitments
In March of 2004, we signed a new lease agreement for our office facilities which expires August 31, 2009. In addition, we lease various office equipment for daily activities. Rental expense for the six months ended June 30, 2006 and 2005 was $130,000 and $111,000, respectively.
Note 11. Segment Reporting
The operating segments presented are the segments of AmREIT for which separate financial information is available, and revenue and operating performance is evaluated regularly by senior management in deciding how to allocate resources and in assessing performance.
The portfolio segment consists of our portfolio of single and multi-tenant shopping center projects. This segment consists of 48 properties located in 15 states. Expenses for this segment include depreciation, interest, minority interest, legal cost directly related to the portfolio of properties and property level expenses. Our consolidated assets are substantially all in this segment. Additionally, substantially all of the increase in total assets during the six months ended June 30, 2006 occurred within the portfolio segment.
Our real estate development and operating business is a fully integrated and wholly-owned business consisting of brokers and real estate professionals that provide development, acquisition, brokerage, leasing, construction, asset and property management services to our publicly traded portfolio and merchant development funds as well as to third parties. Our securities operations consist of an NASD registered securities business that, through the internal securities group, raises capital from the independent financial planning marketplace. The merchant development funds sell limited partnership interests to retail investors, in which we indirectly invest as both the general partner and as a limited partner (see Note 3). These merchant development funds were formed to develop, own, manage, and add value to properties with an average holding period of two to four years.

			Asset Advisory Business
		Real Estate		Merchant
For the six months ended		Development	Securities	Development
June 30, 2006	Portfolio	& Operations	Operations	Funds	Eliminations	Total

Rental income	$14,475	$—	$—	$—	$—	$14,475
Securities commission income	—	—	2,618	—	—	2,618
Real estate fee income	—	2,428	—	—	—	2,428
Construction revenues	—	4,736	—	—	—	4,736
Other income	—	—	—	344	—	344

Total revenue	14,475	7,164	2,618	344	—	24,601

Securities commissions	—	—	2,339	—	—	2,339
Legal and professional	477	75	24	—	—	576
Depreciation and amortization	4,573	—	—	—	—	4,573
Property expense	3,147	38	—	—	—	3,185
Construction costs	—	4,284	—	—	—	4,284
Real estate commissions	—	540	—	—	—	540
General and administrative	590	2,354	1,103	81	—	4,128

Total expenses	8,787	7,291	3,466	81	—	19,625

Interest expense	(3,558)	(250)	(25)	—	—	(3,833)
Other income/ (expense)	508	125	136	187	—	956

Income (loss) from discontinued ops	273	(27)	—	—	—	246

Net income (loss)	$2,911	$(279)	$(737)	$450	$—	$2,345

			Asset Advisory Business
		Real Estate		Merchant
For the six months ended		Development	Securities	Development
June 30, 2005	Portfolio	& Operations	Operations	Funds	Eliminations	Total

Rental income	$9,408	$—	$—	$—	$—	$9,408
Securities commission income	—	—	5,797	—	(5,526)	271
Real estate fee income	—	2,009	—	—	—	2,009
Construction revenues	—	465	—	—	—	465
Other income	—	—	—	237	—	237

Total revenue	9,408	2,474	5,797	237	(5,526)	12,390

Securities commissions	—	—	4,491	—	(4,255)	236
Legal and professional	625	187	79	—	—	891
Depreciation and amortization	2,360	—	—	—	—	2,360
Property expense	1,617	13	—	—	—	1,630
Construction costs	—	302	—	—	—	302
Real estate commissions	—	166	—	—	—	166
General and administrative	910	1,384	1,399	83	(1,271)	2,505

Total expenses	5,512	2,052	5,969	83	(5,526)	8,090

Interest expense	(2,783)	(171)	(21)	—	—	(2,975)
Other income/ (expense)	(90)	125	(16)	20	—	39
Income from discontinued operations	1,405	326	—	—	—	1,731

Net income (loss)	$2,428	$702	$(209)	$174	$—	$3,095

			Asset Advisory Business
		Real Estate		Merchant
For the three months ended		Development	Securities	Development
June 30, 2006	Portfolio	& Operations	Operations	Funds	Eliminations	Total

Rental income	$7,995	$—	$—	$—	$—	$7,995
Securities commission income	—	—	1,227	—	—	1,227
Real estate fee income	—	910	—	—	—	910
Construction revenues	—	2,942	—	—	—	2,942
Other income	—	—	—	186	—	186

Total revenue	7,995	3,852	1,227	186	—	13,260

Securities commissions	—	—	1,082	—	—	1,082
Legal and professional	235	28	15	—	—	278
Depreciation and amortization	2,391	—	—	—	—	2,391
Property expense	2,142	20	—	—	—	2,162
Construction costs	—	2,609	—	—	—	2,609
Real estate commissions	—	—	—	—	—	—
General and administrative	220	1,354	614	62	—	2,250

Total expenses	4,988	4,011	1,711	62	—	10,772

Interest expense	(1,815)	(250)	(25)	—	—	(2,090)
Other income	199	72	146	165	—	582

Income (loss) from discontinued ops	299	(26)	—	—	—	273

Net income (loss)	$1,690	$(363)	$(363)	$289	$—	$1,253

			Asset Advisory Business
		Real Estate		Merchant
For the three months ended		Development	Securities	Development
June 30, 2005	Portfolio	& Operations	Operations	Funds	Eliminations	Total

Rental income	$4,990	$—	$—	$—	$—	$4,990
Securities commission income	—	—	3,674	—	(3,403)	271
Real estate fee income	—	1,015	—	—	—	1,015
Construction revenues	—	465	—	—	—	465
Other income	—	—	—	120	—	120

Total revenue	4,990	1,480	3,674	120	(3,403)	6,861

Securities commissions	—	—	2,858	—	(2,622)	236
Legal and professional	303	95	63	—	—	461
Depreciation and amortization	1,324	—	—	—	—	1,324
Property expense	926	11	—	—	—	937
Construction costs	—	302	—	—	—	302
Real estate commissions	—	13	—	—	—	13
General and administrative	502	796	784	45	(781)	1,346

Total expenses	3,055	1,217	3,705	45	(3,403)	4,619

Interest expense	(1,370)	(97)	(13)	—	—	(1,480)
Other income/ (expense)	(44)	45	(11)	18	—	8

Income from discontinued operations	680	287	—	—	—	967

Net income (loss)	$1,201	$498	$(55)	$93	$—	$1,737

Consolidated Financial Statements
For the Years Ended December 31, 2005, 2004 and 2003
And Financial Statement Schedule
For the Year Ended December 31, 2005
AmREIT and Subsidiaries

AmREIT
Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders AmREIT:
We have audited the accompanying consolidated balance sheets of AmREIT and subsidiaries (“the Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005. In connection with our audit of the consolidated financial statements, we have also audited the related financial statement schedule. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company’s internal control over financial reporting. As such, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AmREIT and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
/s/ KPMG LLP
Houston, Texas
March 28, 2006

AmREIT
AmREIT and Subsidiaries Consolidated Balance Sheets
(in thousands, except share data)

	December 31,	December 31,
	2005	2004
ASSETS
Real estate investments at cost:
Land	$112,784	$68,138
Buildings	127,094	88,211
Tenant improvements	7,366	4,243

	247,244	160,592
Less accumulated depreciation and amortization	(5,943)	(3,561)

	241,301	157,031
Real estate held for sale, net	3,569	6,326
Net investment in direct financing leases held for investment	19,212	19,219
Intangible lease cost, net	17,761	10,628
Investment in merchant development funds and other affiliates	2,311	1,979

Net real estate investments	284,154	195,183

Cash and cash equivalents	5,915	2,960
Tenant receivables, net	3,132	1,338
Accounts receivable, net	1,807	37
Accounts receivable — related party	4,158	910
Notes receivable — related party	11,232	—
Deferred costs	1,487	1,040
Other assets	3,086	1,683

TOTAL ASSETS	$314,971	$203,151

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes payable	$114,687	$105,964
Accounts payable and other liabilities	8,232	4,830
Below market leases, net	2,940	2,504
Security deposits	651	368

TOTAL LIABILITIES	126,510	113,666

Minority interest	1,176	1,115

Shareholders’ equity:
Preferred shares, $.01 par value, 10,000,000 shares authorized, none issued	—	—
Class A Common shares, $.01 par value, 50,000,000 shares authorized, 6,479,278 and 3,462,767 shares issued, respectively	65	35
Class B Common shares, $.01 par value, 3,000,000 shares authorized, 2,148,649 and 2,246,283 shares issued, respectively	22	22
Class C Common shares, $.01 par value, 4,400,000 shares authorized, 4,119,923 and 4,079,174 shares issued, respectively	41	41
Class D Common shares, $.01 par value, 17,000,000 shares authorized, 11,035,482 and 2,090,765 shares issued, respectively	110	21
Capital in excess of par value	205,859	104,114
Accumulated distributions in excess of earnings	(16,736)	(15,038)
Deferred compensation	(1,528)	(770)
Cost of treasury shares, 77,741 and 9,116 Class A shares, respectively	(548)	(55)

TOTAL SHAREHOLDERS’ EQUITY	187,285	88,370

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$314,971	$203,151

See Notes to Consolidated Financial Statements.

AmREIT
AmREIT and Subsidiaries Consolidated Statements of Operations
(in thousands, except share data)

	Years ended December 31,
	2005	2004	2003
Revenues:
Rental income from operating leases	$20,484	$8,200	$2,609
Earned income from direct financing leases	2,030	2,029	2,016
Real estate fee income	485	409	576
Real estate fee income — related party	4,588	1,443	455
Construction revenues	2,302	—	—
Construction revenues — related party	2,434	—	—
Securities commission income — related party	1,163	2,742	1,497
Asset management fee income — related party	495	361	240
Interest and other income — related party	705	82	9

Total revenues	34,686	15,266	7,402

Expenses:
General and administrative	6,356	4,661	3,117
Property expense	4,860	1,418	388
Construction costs	4,283	—	—
Legal and professional	1,859	1,646	871
Securities commissions	864	2,081	1,130
Depreciation and amortization	6,046	1,817	502
Deferred merger costs	—	1,682	915

Total expenses	24,268	13,305	6,923

Operating income	10,418	1,961	479

Other income (expense):
Income from merchant development funds and other affiliates	161	1,121	312
Federal income tax expense for taxable REIT subsidiary	(379)	(16)	254
Interest expense	(6,412)	(3,290)	(2,080)
Minority interest in income of consolidated joint ventures	(241)	(186)	(178)

Income (loss) before discontinued operations	3,547	(410)	(1,213)

Income (loss) from discontinued operations	3,356	(829)	2,425
Gain on sales of real estate acquired for resale	3,223	1,827	787

Income from discontinued operations	6,579	998	3,212

Net income	10,126	588	1,999

Distributions paid to class B, C and D shareholders	(9,245)	(4,454)	(1,943)

Net income (loss) available to class A shareholders	$881	$(3,866)	$56

Net income (loss) per class A common share — basic and diluted
Loss before discontinued operations	$(1.09)	$(1.50)	$(1.13)
Income from discontinued operations	1.26	0.31	1.15

Net income (loss)	$0.17	$(1.19)	$0.02

Weighted average class A common shares used to compute net income (loss) per share, basic and diluted	5,205	3,251	2,792

AmREIT
AmREIT and Subsidiaries Consolidated Statements of Shareholders’ Equity
(in thousands, except share data)

			Accumulated
		Capital in	distributions		Cost of
	Common Shares	excess of	in excess of	Deferred	treasury
	Amount	par value	earnings	compensation	shares	Total
Balance at December 31, 2002	$53	$47,183	$(8,427)	$(205)	$(397)	$38,207

Net income	—	—	1,999	—	—	1,999
Issuance of common shares, Class A	1	—	—	—	—	1
Conversion of common shares, Class B	(1)	—	—	—	—	(1)
Issuance of restricted shares, Class A	—	15	—	(153)	138	—
Amortization of deferred compensation	—	—	—	214	—	214
Repurchase of common shares, Class A (92,700 shares)	—	—	—	—	(603)	(603)
Issuance of common shares, Class C	14	12,153	—	—	—	12,167
Distributions	—	—	(3,188)	—	—	(3,188)

Balance at December 31, 2003	$67	$59,351	$(9,616)	$(144)	$(862)	$48,796

Net income			588			588
Issuance of common shares, Class A	5	2,740	—	27	65	2,837
Conversion of common shares, Class B	(1)	—	—	—	—	(1)
Issuance of restricted shares, Class A	—	7	—	(918)	742	(169)
Amortization of deferred compensation	—	—	—	265	—	265
Issuance of common shares, Class C	27	24,242	—	—	—	24,269
Retirement of common shares, Class C	—	(464)	—	—	—	(464)
Issuance of common shares, Class D	21	18,238	—	—	—	18,259
Distributions	—	—	(6,010)	—	—	(6,010)

Balance at December 31, 2004	$119	$104,114	$(15,038)	$(770)	$(55)	$88,370

Net income	—	—	10,126	—	—	10,126
Issuance of common shares, Class A	30	21,630	—	—	57	21,717
Issuance of restricted shares, Class A	—	—	—	(1,333)	117	(1,216)
Amortization of deferred compensation	—	—	—	490	—	490
Repurchase of common shares, Class A	—	—	—	85	(667)	(582)
Issuance of common shares, Class C	—	1,646	—	—	—	1,646
Retirement of common shares, Class C	—	(1,377)	—	—	—	(1,377)
Issuance of common shares, Class D	89	80,250	—	—	—	80,339
Retirement of common shares, Class D	—	(404)	—	—	—	(404)
Distributions	—	—	(11,824)	—	—	(11,824)

Balance at December 31, 2005	$238	$205,859	$(16,736)	$(1,528)	$(548)	$187,285

AmREIT
AmREIT and Subsidiaries Consolidated Statements of Cash Flows
(in thousands, except share data)

	Year to date ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income	$10,126	$588	$1,999
Adjustments to reconcile net income to net cash provided by operating activities:
Investment in real estate acquired for resale	(3,399)	(5,053)	(7,808)
Proceeds from sales of real estate acquired for resale	11,497	6,673	6,179
Gain on sales of real estate acquired for resale	(3,223)	(1,827)	(787)
Gain on sales of real estate acquired for investment	(3,400)	(137)	(312)
Debt prepayment penalty	109	—	—
Impairment charges	—	2,403	—
Income from merchant development funds and other affiliates	(161)	(1,121)	(312)
Depreciation and amortization	5,777	2,134	942
Amortization of deferred compensation	490	265	214
Minority interest in income of consolidated joint ventures	838	368	178
Deferred merger costs	—	1,682	915
Increase in tenant receivables	(1,844)	(325)	(1,146)
Increase in accounts receivable	(1,770)	—	519
Increase in accounts receivable — related party	(3,073)	(708)	(133)
Cash receipts from direct financing leases more (less) than income recognized	7	(5)	25
Increase in deferred costs	(219)	(142)	(234)
Increase in other assets	(1,368)	(492)	(206)
Increase in accounts payable and other liabilities	3,402	2,676	828
Increase in security deposits	280	271	63

Net cash provided by operating activities	14,069	7,250	924

Cash flows from investing activities:
Improvements to real estate	(1,784)	(1,511)	(535)
Acquisition of investment properties	(110,640)	(104,347)	(23,922)
Notes receivable (advances) collections	(20)	1,000	(1,000)
Loans made to affiliates	(11,232)	—	—
Additions to furniture, fixtures and equipment	(162)	(463)	(65)
Investment in merchant development funds and other affiliates	(929)	(1,534)	(201)
Distributions from merchant development funds and other affiliates	660	1,221	518
Proceeds from sale of investment property	16,603	5,852	3,497
Increase in preacquisition costs	(15)	(19)	(11)

Net cash used in investing activities	(107,519)	(99,801)	(21,719)

Cash flows from financing activities:
Proceeds from notes payable	52,386	103,820	36,203
Payments of notes payable	(43,436)	(46,293)	(24,119)
Purchase of treasury shares	(582)	—	(602)
Issuance of common shares	108,976	46,414	13,912
Retirement of common shares	(1,781)	(464)	—
Issuance costs	(11,424)	(5,609)	(1,845)
Common dividends paid	(6,961)	(4,287)	(3,088)
Distributions to minority interests	(773)	(101)	(142)

Net cash provided by financing activities	96,405	93,480	20,319

Net increase (decrease) in cash and cash equivalents	2,955	929	(476)
Cash and cash equivalents, beginning of year	2,960	2,031	2,507

Cash and cash equivalents, end of year	$5,915	$2,960	$2,031

Supplemental schedule of cash flow information:
Cash paid during the year for:
Interest	$6,506	$3,056	$2,169
Income taxes	707	165	47

Supplemental schedule of non-cash investing and financing activities:

In 2005, 2004 and 2003, the Company converted 98 thousand, 116 thousand and 102 thousand B shares to A shares, respectively. Additionally, during 2005, 2004 and 2003 the Company issued Class C & D shares with a value of $4.9 million, $1.7 million and $100 thousand, respectively, in satisfaction of dividends through the dividend reinvestment program.

In 2005 the Company issued 165 thousand restricted shares to employees and trust managers as part of their compensation plan. The restricted shares vest over a four and three year period respectively. The Company recorded $1.3 million in deferred compensation related to the issuance of the restricted shares.

In 2004 the Company issued 141 thousand restricted shares to employees and trust managers as part of their compensation plan. The restricted shares vest over a four and three year period respectively. The Company recorded $918 thousand in deferred compensation related to the issuance of the restricted stock.

In 2003 the Company issued 24 thousand restricted shares to employees and trust managers as part of their compensation plan. The restricted shares vest over a four and three year period respectively. The Company recorded $153 thousand in deferred compensation related to the issuance of the restricted stock.

In 2004 the Company assumed $44.8 million in debt (net of a premium of $1.4 million) related to the acquisition of investment properties.

See Notes to Consolidated Financial Statements.

AmREIT
Notes to Consolidated Financial Statements
Note 1. Description of Business and Nature of Operations
AmREIT, a Texas real estate investment trust, is a real estate company with three distinct businesses: a real estate development and operating business, an asset advisory business and a portfolio of Irreplaceable Corners™. As a real estate development and operating company, AmREIT constructs, develops, acquires, disposes of, brokers, leases and manages properties for its own portfolio as well as for its asset advisory group and third parties. As of December 31, 2005, AmREIT had over 1.3 million square feet of shopping centers in various stages of development or in the pipeline for its advisory group or for third parties. AmREIT’s asset advisory group raises private capital for and generates fees from its merchant development partnership funds. AmREIT’s portfolio of “Irreplaceable Corners™”, provides a steady flow of rental income. It primarily consists of retail properties located in high-traffic, highly populated areas – which are held for long-term value. Since listing on the AMEX in July 2002, AmREIT’s total assets have grown from a book value of $48 million to $315 million, and equity within its asset advisory group has grown from $15 million to $61 million.
AmREIT’s direct predecessor, American Asset Advisers Trust, Inc., was formed as a Maryland Corporation in 1993. American Asset Advisors Corp., our external advisor which was formed in 1985, was merged into the Company in June 1998, at which time we changed our name to AmREIT, Inc. In December 2002, we reorganized as a Texas real estate investment trust.
On July 23, 2002, the Company completed a merger with three of its affiliated partnerships, AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd., and AAA Net Realty Fund XI, Ltd. With the merger of the affiliated partnerships, AmREIT increased its real estate assets by approximately $24.3 million and issued approximately 2.6 million Class B common shares to the limited partners in the affiliated partnerships. Approximately $760,000 in 8 year, interest only, subordinated notes were issued to limited partners of the affiliated partnerships who dissented against the merger. These notes were paid off subsequent to December 31, 2005. The acquired properties are unencumbered, single tenant, free standing properties on lease to national and regional tenants, where the lease is the direct obligation of the parent company.
A deferred merger expense resulted from the shares payable to H. Kerr Taylor, our President and Chief Executive Officer, as a result of the merger, which shares represented a portion of consideration payable to Mr. Taylor as a result of the sale of his advisory company to AmREIT. Mr. Taylor earned approximately 143,000 shares during 2003 as a result of our class C common share offering, resulting in a non-cash charge to earnings of approximately $915,000. During 2004, Mr. Taylor earned an additional 241,000 shares under the deferred consideration agreement as a result of the issuance of additional class C common shares, resulting in a non-cash charge to earnings of $1.7 million. This share issuance in 2004 represented the final installment of shares owed to him pursuant to the agreement. To date, Mr. Taylor has received 900,000 class A common shares, and no further shares will be issued under this arrangement.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation
The financial records of the Company are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred. The consolidated financial statements include the accounts of AmREIT and its wholly or majority owned subsidiaries in which we have a controlling financial interest. Investments in joint ventures and partnerships where we have the ability to exercise significant influence, but do not exercise financial and operating control, are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.
Revenue Recognition
We lease space to tenants under agreements with varying terms. The majority of the leases are accounted for as operating leases with revenue being recognized on a straight-line basis over the terms of the individual leases. Accrued rents are included in tenant receivables. Revenue from tenant reimbursements of taxes, maintenance expenses and insurance is recognized in the period the related expense is recorded. Additionally, certain of the lease agreements contain provisions that grant additional rents based on tenants’ sales volumes (contingent or percentage rent). Percentage rents are recognized when the tenants achieve the specified targets as defined in their lease agreements. The terms of certain leases require that the building/improvement portion of the lease be accounted for under the direct financing method. Such method requires that a portion of such cash flows be recognized as earned income over the life of the lease so as to produce a constant periodic rate of return.
We have been engaged to provide various services, including development, construction, construction management, property management, leasing and brokerage. The fees for these services are recognized as services are provided and are generally calculated as a percentage of revenues earned or to be earned or of property cost, as appropriate. Revenues from fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the physical completion of the structure. Revenues from cost-plus-percentage-fee contracts are recognized on the basis of costs incurred during the period plus the percentage fee earned on those costs. Construction management contracts are recognized only to the extent of the fee revenue.
Construction contract costs include all direct material and labor costs and any indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from any contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Any profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to any claims is included in revenues when realization is probable and the amount can be reliably estimated.
Unbilled construction receivables represent reimbursable costs and amounts earned under contracts in progress as of the date of our balance sheet. Such amounts become billable according to contract terms, which usually consider the passage of time, achievement of certain milestones or completion of the project. Advance billings represent billings to or collections from clients on contracts in advance of revenues earned thereon. Unbilled construction receivables are generally billed and collected within the twelve months following the date of our balance sheet, and advance billings are generally earned within the twelve months following the date of our balance sheet. As of December 31, 2005, $700,000 of unbilled receivables has been included in “Accounts receivable” and $2.3 million of unbilled receivables due from related parties has been included in “Accounts receivable – related party”. We had no advance billings as of December 31, 2005.
Securities commission income is recognized as units of our merchant development funds are sold through AmREIT Securities Company. Securities commission income is earned as the services are performed and pursuant to the corresponding prospectus or private offering memorandum. Generally, it includes a selling commission of between 6.5% and 7.5%, a dealer manager fee of between 2.5% and 3.25% and offering and organizational costs of 1.0% to 1.50%. The selling commission is then paid out to the unaffiliated selling broker dealer and reflected as securities commission expense.
Real Estate Investments
Development Properties
Land, buildings and improvements are recorded at cost. Expenditures related to the development of real estate are carried at cost which includes capitalized carrying charges, acquisition costs and development costs. Carrying charges, primarily interest, real estate taxes and loan acquisition costs, and direct and indirect development costs related to buildings under construction, are capitalized as part of construction in progress. The capitalization of such costs ceases at the earlier of one year from the date of completion of major construction or when the property, or any completed portion, becomes available for occupancy. The Company capitalizes acquisition costs once the acquisition of the property becomes probable. Prior to that time, the Company expenses these costs as acquisition expense. During the years ended December 31, 2005, 2004 and 2003, interest and taxes in the amount of $188,000, $165,000 and $0, respectively were capitalized on properties under development.
Acquired Properties and Acquired Lease Intangibles
We account for real estate acquisitions pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”). Accordingly, we allocate the purchase price of the acquired properties to land, building and improvements, identifiable intangible assets and to the acquired liabilities based on their respective fair values. Identifiable intangibles include amounts allocated to acquired out-of-market leases, the value of in-place leases and customer relationship value, if any. We determine fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends and specific market and economic conditions that may affect the property. Factors considered by management in our analysis of determining the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Management also estimates costs to execute similar leases including leasing commissions, tenant improvements, legal and other related expenses. Intangibles related to out-of-market leases and in-place lease value are recorded as acquired lease intangibles and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases. Premiums or discounts on acquired out-of-market debt are amortized to interest expense over the remaining term of such debt.
Depreciation
Depreciation is computed using the straight-line method over an estimated useful life of up to 50 years for buildings, up to 20 years for site improvements and over the term of lease for tenant improvements. Leasehold estate properties, where we own the building and improvements but not the related ground, are amortized over the life of the lease.
Properties Held for Sale
Properties are classified as held for sale if management has decided to market the property for immediate sale in its present condition with the belief that the sale will be completed within one year. Operating properties held for sale are carried at the lower of cost or fair value less cost to sell. Depreciation and amortization are suspended during the held for sale period. At December 31, 2005, we owned two properties with a combined carrying value of $3.6 million that were classified as real estate held for sale. At December 31, 2004, we owned nine properties with a combined carrying value of $6.3 million that were classified as real estate held for sale.
Our properties generally have operations and cash flows that can be clearly distinguished from the rest of the Company. The operations and gains on sales reported in discontinued operations include those properties that have been sold or are held for sale and for which operations and cash flows have been clearly distinguished. The operations of these properties have been eliminated from ongoing operations, and we will not have continuing involvement after disposition. Prior periods have been restated to reflect the operations of these properties as discontinued operations.
Impairment
Management reviews its properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. Management determines whether an impairment in value occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying value of the individual property. If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value. During 2004, impairment charges in the aggregate amount of $2.4 million were recognized related to two of our single-tenant properties that were held for sale during 2004, one of which was sold during 2004 and the other of which was sold in December 2005. These impairment charges are reported as discontinued operations.
Receivables and Allowance for Uncollectible Accounts
Tenant receivables
Included in tenant receivables are base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. An allowance for the uncollectible portion of accrued rents and accounts receivable is determined based upon customer credit-worthiness (including expected recovery of our claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends. As of December 31, 2005 and 2004, we had an allowance for uncollectible accounts of $163,000 and $97,000, respectively, related to our tenant receivables. During 2005, 2004 and 2003, we recorded bad debt expense in the amount of $163,000, $0 and $97,000 respectively, related to tenant receivables that we specifically identified as potentially uncollectible based on our assessment of the tenant’s credit-worthiness. During 2005, we had bad debt recoveries of $97,000. We had no recoveries of bad debt in 2004 or 2003 related to tenant receivables. Bad debt expense and recoveries are included in general and administrative expense.
Accounts receivable
included in accounts receivable are amounts due from clients of our construction services business and various other receivables. As of December 31, 2005 and 2004, we had an allowance for uncollectible accounts of $264,000 and $0, respectively, related to our accounts receivable. During 2005, we recorded bad debt expense in the amount of $264,000 related to amounts due to us as reimbursement from a vendor for obligations that we paid on such vendor’s behalf. We believe such amounts to be potentially uncollectible based on our assessment of the vendor’s credit-worthiness and other considerations. We have recorded no other bad debt expense related to accounts receivable during the three years in the period ended December 31, 2005. Bad debt expense and recoveries are included in general and administrative expense.
Notes receivable – related party
included in related party notes receivable are loans made to our affiliated merchant development funds as part of our treasury management function whereby we place excess cash in short term bridge loans for these affiliates related to the acquisition or development of properties. We typically provide such financing to our affiliates as a way of efficiently deploying our excess cash and earning a higher return than we would in other short term investments or overnight funds. In most cases, the funds have a construction lender in place, and we simply step in and provide financing on the same terms as the third party lender. In so doing, we are able to access these funds as needed by having our affiliate then draw down on their construction loans. These loans are unsecured, bear interest at rates ranging from 6.7% to 7.0% and are due upon demand.
Deferred Costs
Deferred costs include deferred leasing costs and deferred loan costs, net of amortization. Deferred loan costs are incurred in obtaining property financing and are amortized to interest expense over the term of the debt agreements. Deferred leasing costs consist of external commissions associated with leasing our properties and are amortized to expense over the lease term. Accumulated amortization related to deferred loan costs as of December 31, 2005 and 2004 totaled $268,000 and $185,000, respectively. Accumulated amortization related to leasing costs as of December 31, 2005 and 2004 totaled $164,000 and $108,000, respectively.
Deferred Compensation
Our deferred compensation and long term incentive plan is designed to attract and retain the services of our trust managers and employees that we consider essential to our long-term growth and success. As such, it is designed to provide them with the opportunity to own shares, in the form of restricted shares, in us, and provide key employees the opportunity to participate in the success of our affiliated actively managed merchant development funds through the economic participation in our general partner companies. All long term compensation awards are designed to vest over a period of three to seven years, and promote retention of our team. We amortize the fair value, established at the date of grant, of the restricted shares ratably over the vesting period.
Deferred compensation includes share grants to employees as a form of long-term compensation. The share grants vest over a period of three to seven years. Additionally, we have assigned a portion, up to 45%, of the economic interest in certain of our merchant development funds to certain of our key employees. This economic interest is received, as, if and when we receive economic benefit from our profit participation, after certain preferred returns have been paid to the partnership’s limited partners. This assignment of economic interest generally vests over a period of five to seven years. This allows us to align the interest of our employees with the interest of our shareholders. Because the future profits and earnings from the retail limited partnerships cannot be reasonably predicted or estimated, and any employee benefit is completely contingent upon the benefit received by the general partner of the retail limited partnerships, we recognize expense associated with the assignment of economic interest in our retail limited partnerships as we recognize the corresponding income from the associated merchant development funds. No portion of the economic interest in the merchant development funds that have provided profit participation to us to date have been assigned to employees. Therefore, no compensation expense has been recorded to date.
We maintain a defined contribution 401k retirement plan for our employees. This plan is available for all employees, immediately upon employment. The plan allows for two open enrollment periods, June and December. The plan allows for contributions to be either invested in an array of large, mid and small cap mutual funds or directly into class A common shares. Employee contributions invested in our stock are limited to 50% of the employee’s contributions. We match 50% of the employees contribution, up to a maximum employee contribution of 4%. None of the employer contribution is matched in our stock. As of December 31, 2005, 2004 and 2003, there were 41, 25 and 21 participants enrolled in the plan, with employer contributions of $92,000, $51,000 and $35,000, respectively.

We are authorized to grant options on up to an aggregate of 1,422,335 shares of our class A common stock as either incentive or non-qualified stock options. As of December 31, 2005 and 2004, none of such options have been issued.
Federal Income Taxes
AmREIT has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, and is, therefore, not subject to Federal income taxes to the extent of dividends paid, provided it meets all conditions specified by the Internal Revenue Code for retaining its REIT status, including the requirement that at least 90% of its real estate investment trust taxable income be distributed to shareholders.
AmREIT’s real estate operating and development business, AmREIT Realty Investment Corporation and subsidiaries (“ARIC”), is a fully integrated and wholly-owned business consisting of brokers and real estate professionals that provide development, acquisition, brokerage, leasing, construction, asset and property management services to our publicly traded portfolio and merchant development funds as well as to third parties. ARIC and our wholly-owned corporations that serve as the general partners of our merchant development funds are treated for Federal income tax purposes as taxable REIT subsidiaries (collectively, the “Taxable REIT Subsidiaries”). Federal and state income taxes are accounted for under the asset and liability method.
Earnings Per Share
Basic earnings per share has been computed by dividing net income (loss) available to class A common shareholders by the weighted average number of class A common shares outstanding. Diluted earnings per share has been computed by dividing net income (as adjusted as appropriate) by the weighted average number of common shares outstanding plus the weighted average number of dilutive potential common shares. Diluted earnings per share information is not applicable due to the anti-dilutive nature of the common class B, class C and class D shares which represent 22.2 million,11.4 million and 4.8 million potential common shares for the years ended December 31, 2005, 2004 and 2003, respectively.
The following table presents information necessary to calculate basic and diluted earnings (loss) per share for the periods indicated:

	For the Years Ended December 31,
	2005	2004	2003
(Loss) earnings to class A common shareholders (in thousands)*	$881	$(3,866)	$56
Weighted average class A common shares outstanding (in thousands)	5,205	3,251	2,792
Basic and diluted earnings/(loss) per Class A common share *	$0.17	$(1.19)	$0.02

*	The operating results for 2004 and 2003 include a charge to earnings of $1.7 million and $915 thousand, respectively, which was the market value of the class A common shares issued to H. Kerr Taylor, President & CEO, related to the sale of his advisory company to us in 1998. The charge represented deferred merger costs related to this sale that was triggered by the issuance of additional common stock as part of the merger with certain of our affiliated investment funds during 2002 and the issuance of common C stock in 2003 and in 2004. Additionally, the operating results for 2004 include impairment charges of $2.4 million, which are related to two of our single-tenant properties that were held for sale during 2004, one of which was sold during 2004 and another of which was sold in December 2005.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Fair Value of Financial Instruments
Our consolidated financial instruments consist primarily of cash, cash equivalents, tenant receivables, accounts receivable, notes receivable, accounts payable and other liabilities and notes payable. The carrying value of cash, cash equivalents, tenant receivables, accounts receivable, notes receivable, accounts payable and other liabilities are representative of their respective fair values due to the short-term maturity of these instruments. Our revolving line of credit has market-based terms, including a variable interest rate. Accordingly, the carrying value of the line of credit is representative of its fair value.
As of December 31, 2005, the carrying value of our total debt obligations was $114.7 million, all of which represent fixed-rate obligations with an estimated fair value of $117.3 million. As of December 31, 2004, the carrying value of our total debt obligations was $106.0 million, $68.0 million of which represented fixed rate obligations and had an estimated fair value of $70.3 million.
Consolidation of Variable Interest Entities
In December 2003, the FASB reissued Interpretation No. 46 (“FIN 46R”), Consolidation of Variable Interest Entities, as revised. FIN 46R addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights. FIN 46R requires a variable interest entity to be consolidated by a company that is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. Disclosures are also required about variable interest entities in which a company has a significant variable interest but that it is not required to consolidate.
As of December 31, 2005, we are an investor in and the primary beneficiary of one entity that qualifies as a variable interest entity pursuant to FIN 46R. This entity was established to develop, own, manage, and hold property for investment and comprises $3.8 million of our total consolidated assets at period end. This entity had no debt outstanding at period end. We historically consolidated this entity (and others with similar economic and control provisions) under generally accepted accounting principles in effect prior to the issuance of FIN 46R; accordingly, our adoption of FIN 46R has had no effect on our financial position or results of operations.

New Accounting Standards
In June 2005, the Emerging Issues Task Force issued EITF Issue No. 04-05 (“EITF 04-05”), Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights. EITF 04-05 makes it more likely that general partners will be required to consolidate limited partnerships by making it more difficult for a general partner to overcome the presumption that it controls the limited partnership. Under this new guidance, the presumption of general partner control will be overcome only when the limited partners have either of two types of rights – the right to dissolve or liquidate the partnership or otherwise remove the general partner “without cause” or the right to effectively participate in significant decisions made in the ordinary course of the partnership’s business. These ‘kick-out rights’ and ‘participating rights’ must be substantive in order to overcome the presumption of general partner control. The guidance is effective June 29, 2005 for all newly-formed limited partnerships and for existing limited partnership agreements that are modified. The guidance is effective for existing limited partnership agreements that are not modified no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. We believe that EITF 04-05 will not have a significant impact on our financial position or results of operations because we believe that the limited partners have substantive kick-out rights in each of the limited partnerships for which we serve as the general partner.
In December 2004, the FASB issued Statement No. 123R (“SFAS 123R”), Share-Based Payment that requires companies to expense the value of employee stock options and similar awards. SFAS 123R becomes effective in the first quarter of 2006. We have historically not used stock options as a means of compensating our employees, and therefore we have no stock options outstanding as of December 31, 2005. Our strategy to date has been to compensate our employees through issuance of restricted shares of our class A common stock. We determine the fair value of such awards based on the fair market value of the shares on the date of grant and then record that expense over the vesting period of the respective awards. The provisions of SFAS 123R will not change this accounting treatment for our restricted stock awards. Accordingly, we do not believe that our adoption of SFAS 123R in 2006 will impact our consolidated financial position, results of operations or cash flows.
In December 2004, the Financial Accounting Standards board issued Statement No. 153 (“SFAS 153”), Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. SFAS 153 is effective for nonmonetary transactions occurring in fiscal periods beginning after June 15, 2005. SFAS 153 will no longer allow nonmonetary exchanges to be recorded at book value with no gain being recognized. Nonmonetary exchanges will be accounted for at fair value, recognizing any gain or loss, if the transaction meets a commercial substance criterion and fair value is determinable. To prevent gain recognition on exchanges of real estate when the risks and rewards of ownership are not fully transferred, SFAS 153 precludes a gain from being recognized if the entity has significant continuing involvement with the real estate given up in the exchange. We have historically not entered into nonmonetary transactions, and SFAS 153 will impact us only to the extent that we engage in such transactions.
In March 2005, the FASB issued final guidance that clarifies how companies should account for “conditional” asset retirement obligations. Interpretation No. 47 (“FIN 47”), Accounting for Conditional Asset Retirement Obligations clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred—generally upon acquisition, construction, or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. Statement 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. We adopted FIN 47 during 2005; however, the adoption had no effect on our financial condition or results of operations as we have no material asset retirement obligations on any of our properties.
Discontinued Operations
The following is a summary of our discontinued operations ($ in thousands, except for per share data):

	For the Years Ended December 31,
	2005	2004	2003
Rental revenue and earned income from direct financing leases	$1,805	$2,095	$3,265
Interest and other income	146	936	129
Gain on sale of real estate held for resale	3,223	1,827	787
Gain on sale of real estate held for investment	3,400	137	312

Total revenues	8,574	4,995	4,493
Property expense	(382)	(355)	(142)
General and administrative	(272)	(76)	—
Legal and professional	(2)	(2)	(10)
Depreciation and amortization	(111)	(297)	(364)
Income tax	(340)	(521)	(491)
Interest expense	(182)	(161)	(274)
Minority interest	(597)	(182)	—
Debt prepayment penalty	(109)	—	—
Impairment charge	—	(2,403)	—

Total expenses	(1,995)	(3,997)	(1,281)
Income from discontinued operations	6,579	998	3,212
Basic and diluted income from discontinued operations per class A common share	$1.26	$0.31	$1.15

Stock Issuance Costs
Issuance costs incurred in the raising of capital through the sale of common shares are treated as a reduction of shareholders’ equity.
Cash and Cash Equivalents
For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds.
Reclassifications
Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the presentation used in the current year consolidated financial statements. Specifically, revenues for 2004 and 2003 have been reduced to reflect as issuance costs the capital-raising activities of our securities operations related to our class C and class D common shares. Expenses incurred in conjunction with these capital-raising activities during 2004 and 2003 were reduced by a corresponding amount. Such reclassifications had no effect on net income (loss) or shareholders’ equity as previously reported.
Note 3. Operating Leases
Our operating leases range from five to twenty-five years and generally include one or more five year renewal options. A summary of minimum future rentals to be received, exclusive of any renewals, under noncancelable operating leases in existence at December 31, 2005 is as follows (in thousands):

2006	$18,911
2007	18,200
2008	16,671
2009	15,287
2010	11,649
2011-thereafter	56,886

$137,604

Note 4. Net Investment in Direct Financing Leases
The Company’s net investment in its direct financing leases at December 31, 2005 and 2004 included (in thousands):

	2005	2004
Minimum lease payments receivable	$46,835	$48,871
Unguaranteed residual value	1,763	1,763
Less: Unearned income	(29,386)	(31,415)

	$19,212	$19,219

A summary of minimum future rentals, exclusive of any renewals, under the non-cancelable direct financing leases in existence at December 31, 2005 is as follows (in thousands):

2006	$2,038
2007	2,137
2008	2,217
2009	2,229
2010	2,240
2011 - thereafter	35,974

Total	$46,835

Note 5. Investments in Merchant Development Funds and Other Affiliates
Merchant Development Funds
As of December 31, 2005, we, indirectly through wholly owned subsidiaries, owned interests in five limited partnerships which are accounted for under the equity method as AmREIT exercises significant influence over the investee. These five merchant development funds were formed to develop, own, manage and add value to properties with an average holding period of two to four years. In each of the partnerships, the limited partners, with or without cause, have the right to remove and replace the general partner by a vote of the limited partners owning a majority of the outstanding units. Our interests in these merchant development funds range from 1.4% to 10.5%. These partnerships were formed to develop, own, manage, and hold property for investment.
AmREIT Opportunity Fund (“AOF”)
AmREIT Opportunity Corporation (“AOC”), a wholly owned subsidiary of AmREIT, invested $250 thousand as a limited partner and $1 thousand as a general partner in AOF. AmREIT currently owns a 10.5% limited partner interest in AOF. Liquidation of AOF commenced in July of 2002, and as of December 31, 2005, AOF has an interest in one property. As the general partner, AOC receives a promoted interest in cash flow and profits after certain preferred returns are achieved for its limited partners.

AmREIT Income & Growth Fund, Ltd. (“AIG”)
AmREIT Income & Growth Corporation, a wholly owned subsidiary of AmREIT, invested $200 thousand as a limited partner and $1 thousand as a general partner in AIG. AmREIT currently owns an approximately 2.0% limited partner interest in AIG.
AmREIT Monthly Income & Growth Fund (“MIG”)
AmREIT Monthly Income & Growth Corporation, a wholly owned subsidiary of AmREIT, invested $200 thousand as a limited partner and $1 thousand as a general partner in MIG. AmREIT currently owns an approximately 1.4% limited partner interest in MIG.
AmREIT Monthly Income & Growth Fund II (“MIG II”)
AmREIT Monthly Income & Growth II Corporation, a wholly owned subsidiary of AmREIT, invested $400 thousand as a limited partner and $1 thousand as a general partner in MIG II. AmREIT currently owns an approximately 1.6% limited partner interest in MIG II.
AmREIT Monthly Income & Growth Fund III (“MIG III”)
AmREIT Monthly Income & Growth III Corporation, our wholly owned subsidiary, invested $800 thousand as a limited partner and $1 thousand as a general partner in MIG III. MIG III began raising money in June 2005, and, as of December 31, 2005, had raised approximately $11.2 million. Our $800 thousand investment currently represents a 7.1% limited partner interest in MIG III. As additional limited partner units are sold in MIG III , we expect our limited partnership interest will decline to between 0.8% and 1.6%.
The following table sets forth certain financial information for the AIG, MIG, MIG II and MIG III merchant development funds (AOF is not included as it is currently in liquidation):

Merchant	Capital
Development	under	LP	GP	Scheduled	Sharing Ratios*		LP
Fund	Mgmt.	Interest	Interest	Liquidation	LP	GP	Preference*
AIG	$10 million	2.0%	1.0%	2008	99%	1%	8%
					90%	10%	10%
					80%	20%	12%
					70%	30%	15%
					0%	100%	40% Catch Up
					60%	40%	Thereafter

MIG	$15 million	1.4%	1.0%	2010	99%	1%	8%
					90%	10%	10%
					80%	20%	12%
					0%	100%	40% Catch Up
					60%	40%	Thereafter

MIG II	$25 million	1.6%	1.0%	2011	99%	1%	8%
					85%	15%	12%
					0%	100%	40% Catch Up
					60%	40%	Thereafter

MIG III**	$11 million	7.1%	1.0%	2012	99%	1%	10%
					0%	100%	40% Catch Up
					60%	40%	Thereafter

*	Illustrating the Sharing Ratios and LP Preference provisions using AIG as an example, the LPs share in 99% of the cash distributions until they receive an 8% preferred return. Thereafter, the LPs share in 90% of the cash distributions until they receive a 10% preferred return.

**	MIG III is a “best efforts” $50 million offering with an additional $50 million that can be added at the General Partner’s sole discretion. The initial third party limited partner investment was received June 22, 2005.
Other Affiliate
Other than the merchant development funds, we have an investment in one entity that is accounted for under the equity method since we exercise significant influence over such investee. We invested $1.1 million in West Road Plaza, LP, and we have a 25% limited partner interest in the partnership. West Road Plaza was formed in 2004 to acquire, redevelop, lease and manage West Road Plaza, a shopping center located on the north side of Houston, TX at the intersection of I-45 and West Road.
Combined condensed financial information for the merchant development funds and other affiliates (at 100%) is summarized as follows:
Combined Balance Sheets (in thousands)

	2005	2004
Assets
Property, net	$101,461	$35,847
Cash	4,048	18,697
Other assets	19,839	11,103

Total Assets	125,348	65,647

Liabilities and partners’ capital:
Notes payable	56,258	19,017
Other liabilities	13,499	1,536
Partners capital	55,591	45,094

Total Liabilities and Partners’ Capital	$125,348	$65,647

AmREIT’s share of Partners’ Capital	$2,311	$1,979

Combined Statements of Operations (in thousands)

	For the Year Ended December 31,
	2005	2004	2003
Total Revenue	$7,835	$4,788	$3,501

Expense
Interest	1,849	715	113
Depreciation and amortization	996	304	168
Other	2,306	1,135	405

Total Expense	5,151	2,154	686

Net Income	$2,684	$2,634	$2,815

AmREIT’S share of Net Income	$161	$1,121	$312
Note 6. Acquired Lease Intangibles
In accordance with SFAS 141, we have identified and recorded the value of intangibles at the property acquisition date. Such intangibles include the value of in-place leases and out-of-market leases. Acquired lease intangible assets (in-place leases and above-market leases) are net of accumulated amortization of $2.9 million and $558,000 at December 31, 2005 and 2004, respectively. These assets are amortized over the leases’ remaining terms, which range from 4 months to 20 years. The amortization of above-market leases is recorded as a reduction of rental income and the amortization of in-place leases is recorded to amortization expense. The amortization expense related to in-place leases was $2.0 million, $475,000 and $64,000 during 2005, 2004 and 2003, respectively. The amortization of above-market leases, which was recorded as a reduction of rental income, was $337,000, $20,000 and $0 during 2005, 2004 and 2003, respectively.
Acquired lease intangible liabilities (below-market leases) are net of previously accreted minimum rent of $558,000 and $63,000 at December 31, 2005 and 2004, respectively and are amortized over the leases’ remaining terms, which range from 4 months to 16 years. The amortization of below-market leases is recorded as an increase to rental income.
The estimated aggregate amortization amounts from acquired lease intangibles for each of the next five years are as follows (in thousands):

	Amortization	Rental Income
Year Ending	Expense (in-place	(out-of-market
December 31,	lease value)	leases)
2006	$2,634	$44
2007	2,227	13
2008	2,043	(12)
2009	1,890	(16)
2010	1,395	(150)

	$10,189	$(121)
Note 7. Notes Payable
The Company’s outstanding debt at December 31, 2005 and 2004 consists of the following (in thousands):

	2005	2004
Notes Payable:
Fixed rate mortgage loans	113,927	67,190
Fixed-rate unsecured loans*	760	760

Total notes payable	114,687	67,950
Variable-rate unsecured line of credit	—	38,014

Total	114,687	105,964

*	The fixed-rate unsecured loans were paid off subsequent to December 31, 2005
We have an unsecured credit facility (the “Credit Facility”) in place which is being used to provide funds for the acquisition of properties and working capital. The Credit Facility matures in November 2007 and provides that we may borrow up to $40 million subject to the value of unencumbered assets. Effective November 2005, we renewed our Credit Facility on terms and conditions substantially the same as the previous facility. The Credit Facility contains covenants which, among other restrictions, require us to maintain a minimum net worth, a maximum leverage ratio, maximum tenant concentration ratios, specified interest coverage and fixed charge coverage ratios. On December 31, 2005, we were in compliance with all financial covenants. The Credit Facility’s annual interest rate varies depending upon our debt to asset ratio, from LIBOR plus a spread of 1.35% to LIBOR plus a spread of 2.35%. As of December 31, 2005, the interest rate was LIBOR plus 1.55%. As of December 31, 2005, there was no balance outstanding under the Credit Facility. We have approximately $38.0 million available under our line of credit, subject to the covenants above and Lender approval on the use of the proceeds.
In conjunction with the acquisition of Uptown Park during 2005, we added $49.0 million in new fixed rate debt. All other acquisitions in 2005 were funded by cash. In conjunction with property acquisitions completed during 2004, we assumed debt with a fair value of $46.2 million, which included a debt premium of $1.4 million at the date of acquisition based upon the above market interest rate of the debt instrument. The debt premium is being amortized over the terms of the related debt instruments.
As of December 31, 2005, the weighted average interest rate on our fixed-rate debt is 6.04%, and the weighted average remaining life of such debt is 7.7 years.
As of December 31, 2005, scheduled principal repayments on notes payable and the Credit Facility were as follows (in thousands):

	Scheduled Principal	Term-Loan
Scheduled Payments by Year	Payments	Maturities	Total Payments
2006	$1,931	$—	$1,931
2007	1,257	—	1,257
2008	1,349	13,410	14,759
2009	1,448	—	1,448
2010	1,560	—	1,560
Beyond five years	27,738	64,888	92,626
Unamortized debt premiums	—	1,106	1,106

Total	$35,283	$79,404	$114,687

Note 8. Concentrations
As of December 31, 2005, three properties individually accounted for more than 10% of our consolidated total assets — Plaza in the Park and Uptown Park in Houston, Texas and MacArthur Park in Dallas, Texas accounted for 10%, 22% and 17%, respectively of total assets. Consistent with our strategy of investing in areas that we know well, 19 of our properties our located in the Houston metropolitan area. These Houston properties represent 64% of our rental income for the year ended December 31, 2005. Houston is Texas’ largest city and the fourth largest city in the United States.
Following are the revenues generated by the Company’s top tenants for each of the years in the three-year period ended December 31 ($ in thousands):

Tenant	2005	2004	2003
Kroger Company	$2,899	$804	$—
IHOP Corporation	2,249	2,499	2,731
CVS/pharmacy	1,060	935	—
Linens N Things	716	—	—
Barnes & Noble Inc.	466	—	—
Landry’s Restaurants Inc.	445	436	—

	$7,835	$4,674	$2,731

Note 9. Federal Income Taxes
The differences between net income for financial reporting purposes and taxable income before distribution deductions relate primarily to temporary differences and merger costs which are expensed for financial reporting purposes. At December 31, 2005 and 2004, the net book bases of real estate assets approximated their tax bases.
Income tax expense consists of the following for the years ended December 31, 2005, 2004 and 2003 which is included in income tax expense or in discontinued operations as appropriate ($ in thousands):

	2005	2004	2003
Current	$1,006	$522	$237
Deferred	(287)	15	—

Total income tax expense	$719	$537	$237

The effective tax rate approximates the statutory tax rate of 34% as no significant permanent differences exist between book and taxable income of the Taxable REIT Subsidiaries. Additionally, the Taxable REIT Subsidiaries had a net deferred tax asset of $244,000 at December 31, 2005 and a net deferred tax liability of $43,000 at December 31, 2004. The deferred tax assets relate to income received from transactions with our merchant development funds, a portion of which has been deferred for financial reporting purposes pursuant to generally accepted accounting principles. However, all of such income will be subject to tax. Our deferred tax liabilities were established to record the tax effect of the differences between the book and tax bases of certain real estate assets of our real estate development and operating and our asset advisory businesses. No valuation allowance was provided on the net deferred tax asset as of December 31, 2005 as we believe that it is more likely than not that the future benefits associated with these deferred assets will be realized.

For federal income tax purposes, distributions paid to shareholders consist of ordinary income, capital gains and return of capital as follows:

	2005	2004	2003
	(estimated)
Ordinary income	60.4%	48.8%	52.8%
Qualified	1.4%	19.6%	—
Return of capital	19.5%	31.0%	31.8%
Capital gain	18.7%	0.6%	15.4%

Total	100.0%	100.0%	100.0%

Note 10. Stockholders’ Equity and Minority Interest
Class A Common Shares
Our class A common shares are listed on the American Stock Exchange (“AMEX”) and traded under the symbol “AMY.” As of December 31, 2005, there were 6,401,537 of our class A common shares outstanding, net of 77,741 shares held in treasury. During June 2005, we completed an offering of our class A common shares. We issued 2.76 million shares, including the underwriter’s 360,000 share overallotment, at $8.10 per share in such offering. The offering proceeds were used to fund the acquisition of the Uptown Park shopping center as further discussed below. Our payment of any future dividends to our class A common shareholders is dependent upon applicable legal and contractual restrictions, including the provisions of the class B and class C common shares, as well as our earnings and financial needs.
Class B Common Shares
The class B common shares are not listed on an exchange and there is currently no available trading market for the class B common shares. The class B common shares have voting rights, together with all classes of common shares, as one class of stock. The class B common shares were issued at $9.25 per share. They receive a fixed 8.0% cumulative and preferred annual dividend, paid in quarterly installments, and are convertible into the class A common shares on a one-for-one basis at any time, at the holder’s option. Beginning in July 2005, we have the right to call the shares and, at the holder’s option, either convert them on a one-for-one basis for class A shares or redeem them for $10.18 per share in cash plus any accrued and unpaid dividends. As of December 31, 2005, there were 2,148,649 of our class B common shares outstanding.
Class C Common Shares
The class C common shares are not listed on an exchange and there is currently no available trading market for the class C common shares. The class C common shares have voting rights, together with all classes of common shares, as one class of stock. The class C common shares were issued at $10.00 per share. They receive a fixed 7.0% preferred annual dividend, paid in monthly installments, and are convertible into the class A common shares after a 7-year lock out period based on 110% of invested capital, at the holder’s option. After three years and beginning in August 2006, subject to the issuance date of the respective shares, we have the right to force conversion of the shares into class A shares at the 10% conversion premium or to redeem the shares at a cash redemption price of $11.00 per share. As of December 31, 2005, there were 4,119,923 of our class C common shares outstanding. Currently, there is a class C dividend reinvestment program that allows investors to reinvest their dividends into additional class C common shares. These reinvested shares are also convertible into the class A common shares after the 7-year lock out period and receive the 10% conversion premium upon conversion. As of December 31, 2005, 987 holders are participating in the dividend reinvestment plan.
Class D Common Shares
The class D common shares are not listed on an exchange and there is currently no available trading market for the class D common shares. The class D common shares have voting rights, together with all classes of common shares, as one class of stock. The class D common shares were issued at $10.00 per share. They receive a fixed 6.5% annual dividend, paid in monthly installments, subject to payment of dividends then payable to class B and class C common shares. The class D common shares are convertible into the class A common shares at a 7.7% premium on original capital after a 7-year lock out period, at the holder’s option. After one year and beginning in July 2005, subject to the issuance date of the respective shares, we have the right to force conversion of the shares into class A shares at the 7.7% conversion premium or to redeem the shares at a cash price of $10.00. In either case, the conversion premium will be pro rated based on the number of years the shares are outstanding. As of December 31, 2005, there were 11,035,482 of our class D common shares outstanding. Currently, there is a class D dividend reinvestment program that allows investors to reinvest their dividends into additional class D common shares. These reinvested shares are also convertible into the class A common shares after the 7-year lock out period and receive the 7.7% conversion premium upon conversion. As of December 31, 2005, 2,909 holders are participating in the dividend reinvestment plan.
Minority Interest
Minority interest represents a third-party interest in entities that we consolidate as a result of our controlling financial interest in such investees.
Note 11. Related Party Transactions
See Note 5 regarding investments in merchant development funds and other affiliates and Note 1 regarding notes receivable from affiliates.

We earn real estate fee income by providing property acquisition, leasing, property management, construction and construction management services to our merchant development funds. We own 100% of the stock of the companies that serve as the general partner for the funds. Real estate fee income of $4.6 million, $1.4 million and $455,000 were paid by the funds to the Company for 2005, 2004, and 2003 respectively. Additionally, construction revenues of $2.4 million were earned from the merchant development funds during 2005. The Company earns asset management fees from the funds for providing accounting related services, investor relations, facilitating the deployment of capital, and other services provided in conjunction with operating the fund. Asset management fees of $486,000, $339,000 and $240,000 were paid by the funds to us for 2005, 2004 and 2003, respectively.
As a sponsor of real estate investment opportunities to the NASD financial planning broker-dealer community, we maintain an indirect 1% general partner interest in the investment funds that we sponsor. The funds are typically structured such that the limited partners receive 99% of the available cash flow until 100% of their original invested capital has been returned and a preferred return has been met. Once this has happened, then the general partner begins sharing in the available cash flow at various promoted levels. We also may assign a portion of this general partner interest in these investment funds to our employees as long term, contingent compensation. We believe that this assignment will align the interest of management with that of the shareholders, while at the same time allowing for a competitive compensation structure in order to attract and retain key management positions without increasing the overhead burden.
On July 23, 2002, the Company completed a merger with three of its affiliated partnerships, AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd., and AAA Net Realty Fund XI, Ltd. AmREIT accounted for this merger as a purchase, whereby the assets of the partnerships have been recorded at fair value. AmREIT increased its real estate assets by approximately $24.3 million and issued approximately 2.6 million shares of Class B common stock to the limited partners in the affiliated partnerships as a result of the merger. Approximately $760,000 in 8 year, 5.47% interest only, subordinated notes were issued to limited partners of the affiliated partnerships who dissented to the merger. The acquired properties are unencumbered, single tenant, free standing properties on lease to national and regional tenants, where the lease is the direct obligation of the parent company. A deferred merger expense resulted from the shares payable to H. Kerr Taylor, our President and Chief Executive Officer, as a result of the merger, which shares represented a portion of consideration payable to Mr. Taylor as a result of the sale of his advisory company to AmREIT. Mr. Taylor earned shares during 2004 and 2003 as a result of our class C and class D common share offering, resulting in a non-cash charge to earnings of approximately $1.68 million and $915,000 in 2004 and 2003, respectively. During 2004, Mr. Taylor received his final installment of shares, and, to date, he has received 900 thousand class A common shares pursuant to this agreement. No further shares will be issued to Mr. Taylor pursuant to this deferred consideration agreement.
On March 20, 2002, the Company formed AAA CTL Notes, Ltd. (“AAA”), a majority owned subsidiary which is consolidated in our financial statements, through which the Company purchased fifteen IHOP leasehold estate properties and two IHOP fee simple properties.
Note 12. Real Estate Acquisitions and Dispositions
During 2005, we invested over $110 million through the acquisition of three multi-tenant properties. The acquisitions were accounted for as purchases and the results of their operations are included in the consolidated financial statements from the respective dates of acquisition.
On September 30, 2005, we acquired for cash The South Bank, a multi-tenant retail center located on the San Antonio Riverwalk in San Antonio, Texas. The property is located at the corner of a major downtown intersection and is accessible from both the river and street levels. The Property consists of approximately 47,000 square-feet, has a weighted average remaining lease term of 5.26 years and is 100% leased. Tenants on the Property include, among others, Hard Rock Café, Starbucks, Ben & Jerry’s, Harley-Davidson and The County Line Barbecue.
On June 1, 2005, we acquired Uptown Park, a 169,000 square foot multi-tenant shopping center located on approximately 16.85 acres of land. The property is located on the northwest corner of Loop 610 and Post Oak Boulevard in Houston, Texas in the heart of the Uptown Houston area. The property was developed in two phases — phase one consists of approximately 147,000 square feet that was constructed in 1999, and construction was recently completed on phase two which consists of approximately 22,000 square feet. The property was funded with cash and the placement of long-term fixed-rate debt. The cash portion of the purchase consideration was substantially funded by the net proceeds from the offering of our class A common shares as discussed above. The debt has a term of 10 years and is payable interest-only to maturity at a fixed interest rate of 5.37% with the entire principal amount due in 2015.
During 2005, we sold ten single-tenant non-core properties for $16.6 million in cash to unrelated third parties resulting in gains of $3.4 million. In addition, we completed the sale of six single-tenant retail properties that were acquired for resale for a total of approximately $11.5 million in cash. On December 15, 2005, we utilized the net proceeds from the disposition of our non-core properties to acquire 39,000 square feet of multi-tenant retail projects located adjacent to the MacArthur Park Shopping Center in Las Colinas, an affluent residential and business community in Dallas, Texas. We purchased the MacArthur Park Shopping Center on December 27, 2004.
During 2004, we invested $105.2 million through the acquisition of five multi-tenant properties. The acquisitions were accounted for as purchases and the results of their operations are included in the consolidated financial statements from the respective dates of acquisition. Additionally, during 2004, we sold six single tenant non-core properties. The sale of the six properties resulted in a net gain of $861,000 after including impairment charges of $1.1 million. The cash proceeds from the sale of the six properties were approximately $11.1 million after paying down debt of $1.4 million.

Note 13. Commitments
In March of 2004, we signed a new lease agreement for our office facilities which expires August 31, 2009. In addition, we lease various office equipment for daily activities. Rental expense for the years ended December 31, 2005, 2004 and 2003 was $233,000, $183,000 and $92,000, respectively.
A summary of future minimum lease payments for the office lease and equipment follows (in thousands):

2006	$295
2007	305
2008	299
2009	193
2010	—
2011 & thereafter	—

Total	$1,092

Note 14. Segment Reporting
The operating segments presented are the segments of AmREIT for which separate financial information is available, and revenue and operating performance is evaluated regularly by senior management in deciding how to allocate resources and in assessing performance.
We evaluate the performance of its operating segments primarily on revenue. Because the real estate development and operating segment and securities and merchant development fund segments are both revenue and fee intensive, management considers revenue the primary indicator in allocating resources and evaluating performance.
We have historically evaluated the performance of our operating segments primarily on revenue. During 2005, we began evaluating our operating segments based on income from continuing operations. Accordingly, we began allocating certain overhead expenses as well as interest expense to the individual business units to which those expenses relate. We have recorded reclassifications to the 2004 segment expenses to conform to the current period presentation.
The portfolio segment consists of our portfolio of single and multi-tenant shopping center projects. This segment consists of 49 properties located in 15 states. Expenses for this segment include depreciation, interest, minority interest, legal cost directly related to the portfolio of properties and property level expenses. Our consolidated assets are substantially all in this segment. Additionally, substantially all of the increase in total assets during the year ended December 31, 2005 occurred within the portfolio segment.
Our real estate development and operating business is a fully integrated and wholly-owned business consisting of brokers and real estate professionals that provide development, acquisition, brokerage, leasing, construction, asset and property management services to our publicly traded portfolio and merchant development funds as well as to third parties. Our securities operation consists of an NASD registered securities business that, through the internal securities group, raises capital from the independent financial planning marketplace. The merchant development funds sell limited partnership interests to retail investors, in which we indirectly invest as both the general partner and as a limited partner (see Note 5). These merchant development funds were formed to develop, own, manage, and add value to properties with an average holding period of two to four years.

			Asset Advisory Group
		Real Estate
		Development &		Merchant
		Operating	Securities	Development
2005	Portfolio	Company	Operations	Funds	Eliminations	Total
Rental income	$22,514	$—	$—	$—	$—	$22,514
Securities commission income	—		10,350	—	(9,187)	1,163
Real estate fee income	—	5,073	—	—	—	5,073
Construction revenues	—	4,736	—	—	—	4,736
Interest and other income	465	240	—	495	—	1,200

Total revenue	22,979	10,049	10,350	495	(9,187)	34,686

Securities commissions	—		7,928	—	(7,064)	864
Depreciation and amortization	6,046		—	—	—	6,046
Property expense	4,803	57	—	—	—	4,860
Construction costs	—	4,283	—	—	—	4,283
Legal and professional	1,214	532	112	1	—	1,859
General and administrative	1,657	3,595	2,967	260	(2,123)	6,356

Total expenses	13,720	8,467	11,007	261	(9,187)	24,268

Interest expense	(5,816)	(572)	(24)	—	—	(6,412)
Other income (expense)	(196)	(259)	(60)	56	—	(459)
Income (loss) from discontinued operations	4,584	1,995	—	—	—	6,579

Net income (loss)	$7,831	$2,746	$(741)	$290	$—	$10,126

			Asset Advisory Group
		Real Estate
		Development		Merchant
		& Operating	Securities	Development
2004	Portfolio	Company	Operations	Funds	Eliminations	Total
Rental income	$10,229	$—	$—	$—	$—	$10,229
Securities commission income	—	—	7,656	—	(4,914)	2,742
Real estate fee income	—	1,852	—	—	—	1,852
Construction revenues	—	—	—	—	—	—
Interest and other income	46	36	—	361	—	443

Total revenue	10,275	1,888	7,656	361	(4,914)	15,266

Deferred merger expense	1,682	—	—	—	—	1,682
Securities commissions	—	—	5,943	—	(3,862)	2,081
Depreciation and amortization	1,817	—	—	—	—	1,817
Property expense	1,413	5	—	—	—	1,418
Construction costs	—	—	—	—	—	—
Legal and professional	917	649	80	—	—	1,646
General and administrative	929	1,951	2,732	101	(1,052)	4,661

Total expenses	6,758	2,605	8,755	101	(4,914)	13,305

Interest expense	(3,234)	(56)	—	—	—	(3,290)
Other income (expense)	(187)	594	(79)	591	—	919
Income (loss) from discontinued operations	(203)	1,201	—	—	—	998

Net income (loss)	$(107)	$1,022	$(1,178)	$851	$—	$588

			Asset Advisory Group
		Real Estate
		Development &		Merchant
		Operating	Securities	Development
2003	Portfolio	Company	Operations	Funds	Eliminations	Total
Rental income	$4,625	$—	$—	$—	$—	$4,625
Securities commission income	—	—	2,958	—	(1,461)	1,497
Real estate fee income	—	1,031	—	—	—	1,031
Construction revenues	—	—	—	—	—	—
Interest and other income	1	7	—	241	—	249

Total revenue	4,626	1,038	2,958	241	(1,461)	7,402

Deferred merger expense	915		—	—	—	915
Securities commissions	—	—	2,289	—	(1,159)	1,130
Depreciation and amortization	502		—	—	—	502
Property expense	388		—	—	—	388
Construction costs			—	—	—	—
Legal and professional	452	367	50	2	—	871
General and administrative expense	1,024	1,049	1,283	63	(302)	3,117

Total expenses	3,281	1,416	3,622	65	(1,461)	6,923

Interest expense	(2,080)	—	—	—	—	(2,080)
Other income (expense)	(346)	585	(35)	184	—	388
Income (loss) from discontinued operations	2,512	700	—	—	—	3,212

Net income (loss)	$1,431	$907	$(699)	$360	$—	$1,999

Note 15. Summary of Quarterly Financial Data (Unaudited)
Presented below is a summary of the consolidated quarterly financial data for the years ended December 31, 2005 and 2004 (amounts in thousands, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2005:
Revenues as originally reported	$8,242	$10,434	$13,078	$12,636
Reclassified to discontinued operations	(491)	(19)	(8)	—
Reclassification of securities commissions (1)	(2,123)	(3,403)	(3,660)	—

Adjusted Revenues	5,628	7,012	9,410	12,636

Net (loss) income for class A common shareholders	(274)	(310)	(635)	2,101

Net loss per class A share: basic and diluted	(0.08)	(0.07)	(0.10)	0.32

2004:
Revenues as originally reported	$4,552	$4,713	$5,797	$7,031
Reclassified to discontinued operations	(462)	(675)	(319)	(458)
Reclassification of securities commissions (1)	(1,677)	(1,083)	(518)	(1,635)

Adjusted Revenues	2,413	2,955	4,960	4,938

Net loss for class A common shareholders	(1,178)	(1,009)	(48)	(1,630)

Net loss per class A share: basic and diluted	(0.40)	(0.31)	(0.01)	(0.48)

(1)	Revenues for 2004 and 2003 have been reduced to reflect as issuance costs the capital-raising activities of our securities operations related to our class C and class D common shares. Expenses incurred in conjunction with these capital raising activities during 2004 and 2003 were reduced by a corresponding amount, and these reclassifications therefore had no effect on our net income for either of these periods.

AmREIT
Schedule III – Consolidated Real Estate Owned and
Accumulated Depreciation (for the year ended December 31, 2005)

				Investment in
	Building and		Real Estate	Direct Finance	Total	Accumulated	Date
Property Description	Improvements	Land	Held for Sale	Lease	Cost	Depreciation	Acquired	Encumbrances

SHOPPING CENTERS
Lake Woodlands Plaza, Texas	3,444,404	1,369,064	—	—	4,813,468	679,945	06-03-98	—
Sugar Land Plaza, Texas	3,016,816	1,280,043	—	—	4,296,859	587,841	07-01-98	2,312,666
Uptown Plaza, Texas	5,068,984	7,796,383	—	—	12,865,367	276,879	12-10-03	—
Terrace Shops, Texas	2,623,791	2,212,278	—	—	4,836,069	142,308	12-15-03	2,761,150
Courtyard Square, Texas	1,784,450	4,150,752	—	—	5,935,202	96,574	06-15-04	—
Plaza in the Park, Texas	17,475,939	13,261,792	—	—	30,737,731	870,010	07-01-04	17,816,782
Cinco Ranch, Texas	11,567,200	2,668,226	—	—	14,235,426	565,985	07-01-04	8,429,861
Bakery Square, Texas	4,817,694	4,335,486	—	—	9,153,180	228,888	07-21-04	4,874,087
McArthur Park, Texas	26,482,198	8,655,849	—	—	35,138,047	1,012,825	12-27-04	13,852,328
Uptown Park, Texas	27,552,538	37,043,772			64,596,310	678,816	06-01-05	49,000,000
Riverwalk, Texas	17,148,688	7,979,779			25,128,467	129,050	09-30-05	—
McArthur Park Pads, Texas	5,839,723	6,927,965			12,767,688	22,891	12-15-05	—
Total Shopping Centers	126,822,425	97,681,389	—	—	224,503,814	5,292,012		99,046,874

SINGLE TENANT
Washington Mutual, Texas	—	562,846	—	—	562,846	n/a	09-23-96	—
Washington Mutual, Texas	—	851,974	—	—	851,974	n/a	12-11-96	—
Smokey Bones, Georgia	—	713,386	—	—	713,386	n/a	12-18-98	—
IHOP, Texas	—	740,882	—	1,022,271	1,763,153	n/a	09-22-99	1,195,610
IHOP, Kansas	—	450,984	—	1,016,451	1,467,435	n/a	09-30-99	—
IHOP, Oregon	—	—	—	1,055,086	1,055,086	Note A	04-16-02	810,571
IHOP, Texas	—	—	—	908,836	908,836	Note A	04-16-02	695,189
IHOP, New York	—	—	—	1,150,617	1,150,617	Note A	04-16-02	868,986
IHOP, Kansas	—	—	—	895,104	895,104	Note A	04-16-02	686,116
IHOP, New Mexico	—	—	—	856,678	856,678	Note A	04-23-02	691,671
IHOP, Louisiana	—	—	—	1,383,244	1,383,244	Note A	04-23-02	1,142,992
IHOP, Virginia	—	—	—	753,996	753,996	Note A	04-23-02	575,926
IHOP, Oregon	—	—	—	701,470	701,470	Note A	05-17-02	568,752
IHOP, Missouri	—	—	—	1,170,366	1,170,366	Note A	05-17-02	944,143
IHOP, Virginia	—	—	—	850,387	850,387	Note A	06-21-02	654,302
IHOP, Virginia	—	—	—	859,353	859,353	Note A	07-18-02	660,165
Baptist Memorial Health, Tennessee	1,495,871	624,006	—	—	2,119,877	127,680	07-23-02	—
Golden Corral, Texas	1,099,817	722,949	—	—	1,822,766	97,527	07-23-02	—
Golden Corral, Texas	1,297,850	556,222	—	—	1,854,072	115,087	07-23-02	—
TGI Friday’s, Texas	1,453,769	623,043	—	—	2,076,812	128,913	07-23-02	—
Popeye’s, Georgia	778,772	333,758	—	—	1,112,530	69,057	07-23-02	—
Energy Wellness Center, Texas	1,276,836	547,214	—	—	1,824,050	113,223	07-23-02	—
IHOP, Utah	—	457,493	—	1,102,941	1,560,434	n/a	07-25-02	1,144,335
IHOP, Tennessee	—	469,502	—	1,137,080	1,606,582	n/a	07-26-02	1,236,720
IHOP, California	—	—	—	1,012,065	1,012,065	Note A	08-23-02	688,411
IHOP, Texas	—	—	—	1,173,203	1,173,203	Note A	08-23-02	826,274
IHOP, Tennessee	—	—	—	1,076,379	1,076,379	Note A	08-23-02	717,398
IHOP, Colorado	—	—	—	1,086,182	1,086,182	Note A	08-23-02	772,114
CVS Pharmacy, Texas	—	2,688,996	—	—	2,688,996	n/a	01-10-03	—
TGI Friday’s, Maryland	—	1,474,473	—	—	1,474,473	n/a	09-16-03	—
San Felipe at Winrock, Texas	—	—	2,437,410	—	2,437,410	n/a	11-17-03	—
Advance Auto, Missouri	—	361,187	—	—	361,187	n/a	02-13-04	—
Research Forest, Texas	72,682	517,720	—	—	590,402	n/a	04-30-04	—
Advance Auto, Illinois	37,955	627,307	—	—	665,262	n/a	06-03-04	—
Advance Auto, Missouri	76,869	352,508	—	—	429,377	n/a	09-24-04	—
410 and Blanco, Texas	46,743	1,426,190	—	—	1,472,933	n/a	12-17-04	—
Advance Auto, Illinois	—	—	1,131,542	—	1,131,542	n/a	02-04-05	—
Total Single Tenant	7,637,164	15,102,640	3,568,952	19,211,709	45,520,465	651,487		14,879,675

Total	$134,459,589	$112,784,029	$3,568,952	$19,211,709	$270,024,279	$5,943,499		$113,926,549
Note A — The portion of the lease relating to the building of this property has been recorded as a direct financing lease for financial reporting purposes. Consequently, depreciation is not applicable.
Note B — As of December 31, 2005, the aggregate book basis of our properties approximated the aggregate tax basis.
Activity within real estate and accumulated depreciation during the three years in the period ended December 31, 2005 is as follows:

		Accumulated
	Cost	Depreciation
Balance at December 31, 2002	$47,792,423	$2,022,152
Acquisitions / additions	29,435,427	—
Disposals	(4,984,583)	(267,016)
Depreciation expense	—	765,497
Balance at December 31, 2003	$72,243,267	$2,520,633
Acquisitions / additions	104,136,245	—
Disposals	(7,682,772)	(478,806)
Impairment	(1,300,000)	—
Transfer to held for sale	(478,806)	—
Depreciation expense	—	1,519,667
Balance at December 31, 2004	166,917,934	$3,561,494
Acquisitions / additions	106,619,151	—
Disposals	(21,444,663)	(1,352,195)
Impairment	—	—
Transfer to held for sale	(1,279,852)	—
Depreciation expense	—	3,734,200
Balance at December 31, 2005	250,812,570	$5,943,499

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8 Greenway Plaza, Suite 1000
Houston, TX 77046
Tel. 713.850.1400
Fax. 713.850.0498
Toll free. 800.888.4400
www.amreit.com